AGREEMENT AND PLAN OF MERGER

                              dated as of

                           February 6, 1997

                                 among

                           CVS CORPORATION,

                           REVCO D.S., INC.

                                  AND

                        NORTH ACQUISITION CORP.


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                           TABLE OF CONTENTS
                        ----------------------

                                                                  PAGE
                                                                  ----
ARTICLE 1
               THE MERGER
SECTION 1.01.  The Merger.......................................     2
SECTION 1.02.  Conversion of Shares.............................     2
SECTION 1.03.  Surrender and Payment............................     4
SECTION 1.04.  Stock Options....................................     5
SECTION 1.05.  Fractional Shares................................     8
SECTION 1.06.  Adjustments......................................     9

ARTICLE 2
               THE SURVIVING CORPORATION
SECTION 2.01.  Certificate of Incorporation.....................     9
SECTION 2.02.  Bylaws...........................................     9
SECTION 2.03.  Directors and Officers...........................     9

ARTICLE 3
               REPRESENTATIONS AND WARRANTIES OF REVCO
SECTION 3.01.  Organization and Power...........................    10
SECTION 3.02.  Corporate Authorization..........................    10
SECTION 3.03.  Governmental Authorization.......................    11
SECTION 3.04.  Non-Contravention................................    11
SECTION 3.05.  Capitalization of Revco..........................    12
SECTION 3.06.  Capitalization of Subsidiaries...................    13
SECTION 3.07.  SEC Filings......................................    14
SECTION 3.08.  Financial Statements.............................    14
SECTION 3.09.  Disclosure Documents.............................    14
SECTION 3.10.  Information Supplied.............................    15
SECTION 3.11.  Absence of Certain Changes.......................    15
SECTION 3.12.  No Undisclosed Material Liabilities..............    17
SECTION 3.13.  Litigation.......................................    17
SECTION 3.14.  Taxes............................................    18
SECTION 3.15.  Employee Benefit Plans; ERISA....................    18
SECTION 3.16.  Compliance with Laws; No Default; No Non-
               Competes.........................................    20
SECTION 3.17.  Finders' Fees....................................    21
SECTION 3.18.  Environmental Matters............................    21
SECTION 3.19.  Assets...........................................    22
SECTION 3.20.  Opinion of Financial Advisor.....................    23
SECTION 3.21.  Transactions with Affiliates.....................    23
SECTION 3.22.  Accounting Matters...............................    23


                                  i


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                                                                  PAGE
                                                                  ----
SECTION 3.23.  Insurance........................................    23
SECTION 3.24.  Takeover Statutes................................    24
SECTION 3.25.  Former Merger Agreement..........................    24
SECTION 3.26.  Pooling Letter...................................    24
SECTION 3.27.  Affiliates.......................................    24

ARTICLE 4
                   REPRESENTATIONS AND WARRANTIES OF CVS
SECTION 4.01.  Organization and Power...........................    24
SECTION 4.02.  Corporate Authorization..........................    25
SECTION 4.03.  Governmental Authorization.......................    25
SECTION 4.04.  Non-Contravention................................    26
SECTION 4.05.  Capitalization of CVS............................    26
SECTION 4.06.  Capitalization of Subsidiaries...................    27
SECTION 4.07.  SEC Filings......................................    28
SECTION 4.08.  Financial Statements.............................    28
SECTION 4.09.  Disclosure Documents.............................    29
SECTION 4.10.  Information Supplied.............................    29
SECTION 4.11.  Absence of Certain Changes.......................    29
SECTION 4.12.  No Undisclosed Material Liabilities..............    31
SECTION 4.13.  Litigation.......................................    31
SECTION 4.14.  Taxes............................................    32
SECTION 4.15.  Employee Benefits, ERISA.........................    32
SECTION 4.16.  Compliance with Laws; No Default; No Non-
               Competes.........................................    33
SECTION 4.17.  Finders' Fees....................................    34
SECTION 4.18.  Environmental Matters............................    34
SECTION 4.19.  Assets...........................................    35
SECTION 4.20.  Opinion of Financial Advisor.....................    35
SECTION 4.21.  Transactions with Affiliates.....................    35
SECTION 4.22.  Accounting Matters...............................    36
SECTION 4.23.  Insurance........................................    36
SECTION 4.24.  Takeover Statutes................................    36
SECTION 4.25.  Pooling Letter...................................    36
SECTION 4.26.  Affiliates.......................................    36

ARTICLE 5
               COVENANTS
SECTION 5.01.  Conduct of Revco.................................    37
SECTION 5.02.  Conduct of CVS...................................    39
SECTION 5.03.  Stockholder Meetings; Proxy Materials; Form S-4..    41
SECTION 5.04.  Access to Information............................    43
SECTION 5.05.  Other Offers.....................................    44

                                                                  PAGE
                                                                  ----
SECTION 5.06.  Notices of Certain Events........................    45
SECTION 5.07.  Best Efforts.....................................    45
SECTION 5.08.  Cooperation......................................    47
SECTION 5.09.  Public Announcements.............................    48
SECTION 5.10.  Further Assurances...............................    48
SECTION 5.11.  Affiliates; Registration Rights..................    48
SECTION 5.12.  Director and Officer Liability...................    49
SECTION 5.13.  Obligations of Merger Subsidiary.................    50
SECTION 5.14.  Listing of Stock.................................    50
SECTION 5.15.  Antitakeover Statutes............................    50
SECTION 5.16.  Confidentiality/Standstill Agreement.............    50
SECTION 5.17.  Tax and Accounting Treatment.....................    50
SECTION 5.18.  Employee Benefits................................    50
SECTION 5.19.  CVS Board of Directors...........................    52
SECTION 5.20.  Combined Financial Results.......................    52
SECTION 5.21.  Charitable Commitment............................    52

ARTICLE 6
               CONDITIONS TO THE MERGER
SECTION 6.01.  Conditions to the Obligations of Each Party......    52
SECTION 6.02.  Conditions to the Obligations of CVS and Merger
               Subsidiary.......................................    53
SECTION 6.03.  Conditions to the Obligations of Revco...........    54

ARTICLE 7
               TERMINATION
SECTION 7.01.  Termination......................................    54
SECTION 7.02.  Effect of Termination............................    56

ARTICLE 8
               MISCELLANEOUS
SECTION 8.01.  Notices..........................................    56
SECTION 8.02.  Entire Agreement; Non-Survival of
               Representations and Warranties; Third Party
               Beneficiaries....................................    58
SECTION 8.03.  Amendments; No Waivers...........................    58
SECTION 8.04.  Expenses.........................................    58
SECTION 8.05.  Successors and Assigns...........................    59
SECTION 8.06.  Governing Law....................................    59
SECTION 8.07.  Jurisdiction.....................................    59
SECTION 8.08.  Counterparts; Effectiveness......................    60
SECTION 8.09.  Interpretation...................................    60
SECTION 8.10.  Severability.....................................    60


                                 iii


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                                                                  PAGE
                                                                  ----
SECTION 8.11.  Specific Performance.............................    60
SECTION 8.12.  Joint and Several Liability......................    61


Schedules

Exhibit A      Zell/Chilmark Stockholder Agreement
Exhibit B      Registration Rights Agreement
Exhibit C-1    Affiliate's Letter Relating to Pooling (Revco)
Exhibit C-2    Affiliate's Letter Relating to Pooling (CVS)
Exhibit C-3    Affiliate's Letter (Revco)
Exhibit D      Form of Tax Certificate (CVS)
Exhibit E      Form of Tax Certificate (Revco)


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                                      TABLE OF DEFINITIONS


Term                                                          Section
----                                                          -------

1933 Act Affiliates                                           5.11(c)
1933 Act                                                      3.03
1934 Act                                                      3.03
Acquisition Proposal                                          5.03(a)
Adjusted Option                                               1.04(a)
Affiliate                                                     3.21
Antitrust Law                                                 5.07(b)
Big B                                                         3.05(a)
Big B Acquisition                                             3.05(a)
Calculated Number                                             1.02(a)
Closing                                                       1.01(b)
Closing Date                                                  1.01(b)
Code                                                         recitals
Common Shares Trust                                           1.05(b)
Confidentiality Agreement                                     5.04(a)
Continuing Employees                                          5.18(a)
Conversion Number                                             1.02(a)
CVS                                                          preamble
CVS 10-K                                                      4.08
CVS Agreement                                                 4.04
CVS Average Closing Price                                     1.02(a)
CVS Balance Sheet                                             4.08
CVS Balance Sheet Date                                        4.08
CVS Benefit Plans                                             4.15(a)
CVS Common Stock                                              1.02(a)
CVS Disclosure Documents                                      4.09(a)
CVS ESOP Preference Stock                                     4.05(a)
CVS Preferred Stock                                           4.05(a)
CVS Proxy Statement                                           4.09(a)
CVS Restructuring Program                                     4.11(f)
CVS Securities                                                4.05(a)
CVS SEC Documents                                             4.07(a)
CVS Stockholder Approval                                      5.03(b)
CVS Stockholder Meeting                                       5.03(b)
CVS Subsidiary Securities                                     4.06
Delaware Law                                                  1.01(a)
DOJ                                                           5.07(b)
Effective Time                                                1.01(c)
End Date                                                      7.01(b)
ERISA                                                         3.15(a)


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Term                                                          Section
----                                                          -------

ERISA Affiliate                                               3.15(a)
EVA Plan                                                      5.18(b)
Exchange Agent                                                1.03(a)
Existing Company/Stockholder Agreements                       3.05(b)
Fixed Number                                                  1.02(a)
Form S-4                                                      4.09
FTC                                                           5.07(c)
GAAP                                                         recitals
Governmental Authority                                        3.03
HSR Act                                                       3.03
Indemnified Party                                             5.12
IS Projects                                                   5.01(k)
Lien                                                          3.04
LTIP                                                          1.04(a)
Material Adverse Effect                                       3.01
Merger                                                        1.01(a)
Merger Consideration                                          1.02(c)
Merger Subsidiary                                            preamble
NEDP                                                          1.04(a)
Notice of Superior Proposal                                   5.03(a)
NYSE                                                          1.02(a)
Permitted CVS Transactions                                    5.02
Person                                                        1.02(d)
qualified stock options                                       1.04(a)
Random Trading Days                                           1.02(a)
Revco                                                        preamble
Revco 10-K                                                    3.08
Revco Agreement                                               3.04
Revco Balance Sheet                                           3.08
Revco Balance Sheet Date                                      3.08
Revco Benefit Plans                                           3.15(a)
Revco Common Stock                                            1.02(a)
Revco Option Plans                                            1.04(a)
Revco Preferred Stock                                         3.05(a)
Revco Proxy Statement                                         3.09
Revco Securities                                              3.05(a)
Revco SEC Documents                                           3.07(a)
Revco Stockholder Approval                                    5.03(a)
Revco Stockholder Meeting                                     5.03(a)
Revco Stock Option                                            1.04(a)
Revco Subsidiary Securities                                   3.06
SEC                                                           3.07(a)

Term                                                          Section
----                                                          -------

Service                                                       3.14(c)
Settlement                                                    5.07(d)
Share                                                         1.02(a)
Significant Subsidiary                                        3.01
Subsidiary                                                    1.02(d)
Superior Proposal                                             5.03(a)
Surviving Corporation                                         1.01(a)
Takeover Statute                                              3.24
Tax Return                                                    3.14(d)
Taxes                                                         3.14(d)
Taxing Authority                                              3.14(d)
Threshold Settlement                                          5.07(d)
Trigger Event                                                 8.04(b)
Zell/Chilmark                                                recitals
Zell/Chilmark Stockholder Agreement                          recitals

                     AGREEMENT AND PLAN OF MERGER


          AGREEMENT AND PLAN OF MERGER dated as of February 6, 1997 among CVS Corporation, a Delaware corporation ("CVS"), Revco D.S., Inc., a Delaware corporation ("Revco"), and North Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of CVS ("Merger Subsidiary").

          WHEREAS, the respective Boards of Directors of CVS and Revco have approved, and deem it advisable and in the best interests of their respective stockholders to consummate, the acquisition of Revco by CVS on the terms and conditions set forth herein;

          WHEREAS, for United States federal income tax purposes, it is intended that the Merger contemplated by this Agreement qualify as a "reorganization" within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the "Code");

          WHEREAS, for accounting purposes, it is intended that the Merger be accounted for as a pooling of interests under United States generally accepted accounting principles ("GAAP"); and

          WHEREAS, as a condition and inducement to CVS entering into this Agreement and incurring the obligations set forth herein, concurrently with the execution and delivery of this Agreement, CVS is entering into a Stockholder Agreement with Zell/Chilmark Fund, L.P. ("Zell/Chilmark") in the form of Exhibit A hereto (the "Zell/Chilmark Stockholder Agreement") pursuant to which, among other things, such stockholder has agreed to vote the shares of Revco Common Stock owned by such stockholder in favor of this Agreement and the Merger provided for herein;

          NOW, THEREFORE, in consideration of the promises and the respective representations, warranties, covenants, and agreements set forth herein and in the Zell/Chilmark Stockholder Agreement, the parties hereto agree as follows:

                               ARTICLE 1

                              THE MERGER

          SECTION 1.01. The Merger. (a) Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Subsidiary shall be merged (the "Merger") with and into Revco in accordance with the Delaware General Corporation Law (the "Delaware Law"), whereupon the separate existence of Merger Subsidiary shall cease, and Revco shall continue as the surviving corporation (the "Surviving Corporation").

          (b) Upon the terms and subject to the conditions of this Agreement, the closing of the Merger (the "Closing") shall take place at 10:00 a.m. on a date to be specified by the parties (the "Closing Date"), which shall be no later than the second business day after satisfaction of the conditions set forth in Article 6, at the offices of Davis Polk & Wardwell, 450 Lexington Avenue, New York, New York 10017, unless another time, date or place is agreed to in writing by the parties hereto.

          (c) Upon the Closing, Revco and Merger Subsidiary will file a certificate of merger with the Secretary of State of the State of Delaware and make all other filings or recordings required by Delaware Law in connection with the Merger. The Merger shall become effective at such time as the certificate of merger is duly filed with the Secretary of State of the State of Delaware or at such later time as is agreed by CVS and Revco and specified in the certificate of merger (the "Effective Time").

          (d) The Merger shall have the effects set forth in Section 259 of the Delaware Law.

          SECTION 1.02. Conversion of Shares. (a) At the Effective
Time:

               (i) each share of Common Stock, par value $0.01 per share, of Revco (the "Revco Common Stock") held by Revco as treasury stock or owned by CVS or any Subsidiary of CVS immediately prior to the Effective Time shall be cancelled, and no CVS Common Stock or other consideration shall be delivered in exchange therefor;

               (ii) each share of common stock, par value $0.01 per share, of Merger Subsidiary outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation; and


<PAGE


               (iii) each share (each, a "Share" and collectively, the "Shares") of Revco Common Stock outstanding immediately prior to the Effective Time shall, except as otherwise provided in Section 1.02(a)(i), be converted into the right to receive the number of shares of fully paid and non-assessable Common Stock, par value $0.01 per share (the "CVS Common Stock"), of CVS equal to the sum of:

                    (x) 0.4692 (the "Fixed Number"); and

                    (y) that number (the "Calculated Number") (rounded
               to the nearest ten-thousandth) determined by dividing $20 by the CVS Average Closing Price; provided that the Calculated Number shall not exceed 0.5405 and shall not be less than 0.4145.

          For purposes of this Agreement, "CVS Average Closing Price" means the average closing price per share of the CVS Common Stock on the New York Stock Exchange, Inc. (the "NYSE") for the Random Trading Days; and "Random Trading Days" means the ten trading days selected by lot out of the twenty trading days ending on and including the fifth trading day preceding the Closing Date. The Random Trading Days shall be selected by lot by CVS and Revco at 5:00 p.m. New York time on the fifth trading day prior to the Closing Date. The sum of the Fixed Number and the Calculated Number is referred to herein as the "Conversion Number".

          (b) From and after the Effective Time, all Shares converted in accordance with Section 1.02(a)(iii) shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration and any dividends payable pursuant to Section 1.03(f). From and after the Effective Time, all certificates representing the common stock of Merger Subsidiary shall be deemed for all purposes to represent the number of shares of Common Stock of the Surviving Corporation into which they were converted in accordance with Section 1.02(a)(ii).

          (c) The CVS Common Stock to be received as consideration pursuant to the Merger by each holder of Shares (together with cash in lieu of fractional shares of CVS Common Stock) is referred to herein as the "Merger Consideration".

          (d) For purposes of this Agreement, the word "Subsidiary" when used with respect to any Person means any other Person, whether incorporated or unincorporated, of which at least a majority of the securities or other interests having by their terms ordinary voting power to elect at least a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries. For purposes of this Agreement, "Person" means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a Governmental Authority.


          SECTION 1.03. Surrender and Payment. (a) Prior to the Effective Time, CVS shall appoint an agent reasonably acceptable to Revco (the "Exchange Agent") for the purpose of exchanging certificates representing Shares for the Merger Consideration. Immediately following the Effective Time, CVS shall deposit with the Exchange Agent, for the benefit of the holders of shares of Revco Common Stock, certificates representing the CVS Common Stock issuable pursuant to Section 1.02 in exchange for outstanding shares of Revco Common Stock. Promptly after the Effective Time, CVS will send, or will cause the Exchange Agent to send, to each holder of Shares at the Effective Time (i) a letter of transmittal for use in such exchange (which shall specify that delivery of the Merger Consideration shall be effected, and risk of loss and title to the certificates representing CVS Common Stock and Revco Common Stock shall pass, only upon proper delivery of the certificates representing Shares to the Exchange Agent) and (ii) instructions for use in effecting the surrender of the certificates representing Shares in exchange for the certificates representing CVS Common Stock.

          (b) Each holder of Shares that have been converted into a right to receive the Merger Consideration, upon surrender to the Exchange Agent of a certificate or certificates representing such Shares, together with a properly completed letter of transmittal covering such Shares, will be entitled to receive the Merger Consideration payable in respect of such Shares and any dividends payable pursuant to Section 1.03(f). Until so surrendered, each such certificate shall, after the Effective Time, represent for all purposes only the right to receive the Merger Consideration and any dividends payable pursuant to Section 1.03(f).

          (c) If any portion of the Merger Consideration is to be paid to a Person other than the registered holder of the Shares represented by the certificate or certificates surrendered in exchange therefor, it shall be a condition to such payment that the certificate or certificates so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required by reason of the issuance of shares of CVS Common Stock to a Person other than the registered holder of such Shares represented by the certificate or certificates so surrendered or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable.

          (d) After the Effective Time, there shall be no further registration of transfers of Shares. If, after the Effective Time, certificates representing Shares are presented to the Surviving Corporation, they shall be cancelled and exchanged for the consideration provided for, and in accordance with the procedures set forth, in this Article 1.

          (e) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 1.03(a) that remains unclaimed by the holders of Shares six months after the Effective Time shall be returned to CVS, upon demand, and any such holder who has not exchanged his Shares for the Merger Consideration in accordance with this Section 1.03 prior to that time shall thereafter look only to CVS for payment of the Merger Consideration and any dividends payable pursuant to Section 1.03(f) in respect of his Shares. Notwithstanding the foregoing, CVS shall not be liable to any holder of Shares for any amount paid to a public official pursuant to applicable abandoned property laws. Any amounts remaining unclaimed by holders of Shares seven years after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any governmental entity) shall, to the extent permitted by applicable law, become the property of CVS free and clear of any claims or interest of any Person previously entitled thereto.

          (f) No dividends or other distributions with respect to CVS Common Stock issued in the Merger shall be paid to the holder of any unsurrendered certificates representing Shares until such certificates are surrendered as provided in this Section 1.03. Subject to the effect of applicable laws, following the surrender of such certificates, there shall be paid, without interest, to the record holder of the CVS Common Stock issued in exchange therefor at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time payable prior to or on the date of such surrender with respect to such whole shares of CVS Common Stock and not previously paid, less the amount of any withholding taxes which may be required thereon.

          SECTION 1.04. Stock Options. (a) As soon as practicable following the date of this Agreement, CVS and Revco (or, if appropriate, any committee of the Board of Directors of Revco administering the Revco 1992 Long-Term Incentive Compensation Plan, as amended (the "LTIP"), the Revco 1992 Non-Employee Directors' Stock Option Plan, as amended (the "NEDP") and the Revco 1993 Employee Stock Purchase Plan (collectively, the "Revco Option Plans") shall take such action as may be required to effect the following:

               (i) the terms of each outstanding option granted by Revco to purchase shares of Revco Common Stock under the Revco Option Plans (a "Revco Stock Option"), whether vested or unvested, shall be adjusted as necessary to provide that at the Effective Time, each Revco Stock Option outstanding immediately prior to the Effective Time shall be deemed to constitute an immediately exercisable (without regard to any vesting limitations under the Revco Option Plans) option to acquire, on the same terms and conditions as were applicable under such Revco Stock Option, the same number of shares of CVS Common Stock as the holder of such Revco Stock Option would have been entitled to receive pursuant to the Merger had such holder exercised such Revco Stock Option in full immediately prior to the Effective Time, at a price per share of CVS Common Stock equal to (A) the aggregate exercise price for the shares of Revco Common Stock otherwise purchasable pursuant to such Revco Stock Option divided by (B) the aggregate number of shares of CVS Common Stock deemed purchasable pursuant to such Revco Stock Option (each, as so adjusted, an "Adjusted Option"); provided that (after aggregating all the Shares of a holder subject to Revco Stock Options) any fractional share of CVS Common Stock resulting from such calculation for such holder shall be rounded down to the nearest whole share and provided, further, that in the case of any option to which Section 421 of the Code applies by reason of its qualification under any of Sections 422 through 424 of the Code ("qualified stock options"), the option price, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such option shall be determined in order to comply with Section 424 of the Code;


               (ii) either the Board of Directors (or a committee thereof with the requisite authority) of each of Revco and CVS will agree, or the terms of the LTIP and each outstanding Revco Stock Option under the LTIP shall be modified, to eliminate the discretion of such Board of Directors to terminate any Revco Stock Option granted thereunder 90 days following a Change in Control (as defined under the LTIP);

               (iii) each holder of a Revco Stock Option shall have the right to elect to exercise his or her Revco Stock Option, as modified pursuant to clause (i) above, under the "Cashless Exercise Program" adopted by the Human Resources Committee of the Board of Directors of Revco on January 24, 1996, and neither the Board of Directors of Revco nor any committee thereof prior to the Effective Time, nor CVS, its Board of Directors, the Surviving Corporation or its Board of Directors, at or after the Effective Time, shall take any action that would have the effect of rendering such Cashless Exercise Program inapplicable to such Revco

          Stock Options so long as such Revco Stock Options or Adjusted Options are outstanding and exercisable in accordance with their terms. CVS shall ensure that, for a period of at least one year following the Effective Time, the Surviving Corporation shall have such procedures in place as are necessary to effect the exercise of any Adjusted Option pursuant to such Cashless Exercise Program so long as such Adjusted Option is outstanding and exercisable in accordance with its terms; and

               (iv) Revco has delivered to CVS letters from each of the officers named on Annex A to Schedule 3.15 waiving such officer's right to receive from Revco and CVS, in the event of such officer's termination following the Merger, a cash payment in settlement of such officer's outstanding options under the LTIP.

          (b) As soon as practicable after the Effective Time, CVS shall deliver to the holders of Revco Stock Options appropriate notices setting forth such holders' rights pursuant to the respective Revco Option Plans and the agreements evidencing the grants of such Revco Stock Options and that such Revco Stock Options and agreements shall be assumed by CVS and shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section
1.04 after giving effect to the Merger). CVS shall comply with the terms of the Revco Option Plans and ensure, to the extent required by, and subject to the provisions of, such Revco Option Plans, that the Revco Stock Options which qualified as qualified stock options prior to the Effective Time continue to qualify as qualified stock options after the Effective Time.

          (c) CVS shall take such actions as are reasonably necessary for the assumption of the Revco Option Plans pursuant to this Section 1.04, including the reservation, issuance and listing of CVS Common Stock as is necessary to effectuate the transactions contemplated by this Section 1.04. CVS shall prepare and file with the SEC a registration statement on Form S-8 or other appropriate form with respect to shares of CVS Common Stock subject to Revco Stock Options issued under such Revco Option Plans and shall use its reasonable best efforts to have such registration statement declared effective immediately following the Effective Time and to maintain the effectiveness of such registration statement or registration statements covering such Revco Stock Options (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Revco Stock Options remain outstanding. With respect to those individuals, if any, who subsequent to the Effective Time will be subject to the reporting requirements under Section 16(a) of the 1934 Act, where applicable, CVS shall use all reasonable efforts to administer the Revco Option Plans assumed pursuant to this Section
1.04 in a manner that complies with Rule 16b-3 promulgated under the 1934 Act to the extent the applicable Revco Option Plan complied with such rule prior to the Merger.

          SECTION 1.05. Fractional Shares. (a) No fractional shares of CVS Common Stock shall be issued in the Merger, but in lieu thereof each holder of Shares otherwise entitled to a fractional share of CVS Common Stock will be entitled to receive, from the Exchange Agent in accordance with the provisions of this Section 1.05, a cash payment in lieu of such fractional shares of CVS Common Stock representing such holder's proportionate interest, if any, in the net proceeds from the sale by the Exchange Agent in one or more transactions of (i) the number of shares of CVS Common Stock delivered to the Exchange Agent by CVS pursuant to Section 1.03(a) over (ii) the aggregate number of whole shares of CVS Common Stock to be distributed to the holders of the certificates representing Shares pursuant to Section 1.03(b) (such excess being herein called the "Excess Shares"). As soon as practicable after the Effective Time, the Exchange Agent, as agent for the holders of the certificates representing Shares, shall sell the Excess Shares at then prevailing prices on the NYSE all in the manner provided in the following paragraph.

          (b) The sale of the Excess Shares by the Exchange Agent shall be executed on the NYSE through one or more member firms of the NYSE and shall be executed in round lots to the extent practicable. Until the net proceeds of such sale or sales have been distributed to such holders of Shares, the Exchange Agent will hold such proceeds in trust for such holders. The proceeds from such sale or sales available for distribution to the holders of Shares shall be reduced by the compensation payable to the Exchange Agent and the expenses incurred by the Exchange Agent, in each case, in connection with such sale or sales of the Excess Shares, including all related commissions, transfer taxes and other out-of-pocket transaction costs. Until the net proceeds of such sale or sales have been distributed to the holders of Shares, the Exchange Agent shall hold such net proceeds in trust for the holders of Shares (the "Common Shares Trust"). The Exchange Agent shall determine the portion of the Common Shares Trust to which each holder of Shares shall be entitled, if any, by multiplying the amount of the aggregate net proceeds comprising the Common Shares Trust by a fraction, the numerator of which is the amount of the fractional share interest to which such holder of Shares would otherwise be entitled and the denominator of which is the aggregate amount of fractional share interests to which all holders of Shares would otherwise be entitled.

          (c) As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Shares in lieu of any fractional shares of CVS Common Stock, the Exchange Agent shall make available such amounts to such holders of Shares without interest.

          SECTION 1.06. Adjustments. In the event of any split, combination or reclassification of the outstanding CVS Common Stock or any issuance of any other securities in exchange or in substitution for outstanding shares of CVS Common Stock at any time during the period from the date of this Agreement to the Effective Time, Revco and CVS shall make such adjustment to the Conversion Number as Revco and CVS shall mutually agree so as to preserve the economic benefits that Revco and CVS each reasonably expected on the date of this Agreement to receive as a result of the consummation of the Merger and the other transactions contemplated by this Agreement.


                               ARTICLE 2

                       THE SURVIVING CORPORATION

          SECTION 2.01. Certificate of Incorporation. The certificate of incorporation of Revco shall be the certificate of incorporation of the Surviving Corporation, except that, at the Effective Time, the name of the Surviving Corporation shall be changed to "CVS Revco D.S., Inc." and certain other amendments thereto shall be effected in the certificate of merger filed pursuant to Section 1.01(c).

          SECTION 2.02. Bylaws. The bylaws of Merger Subsidiary in effect at the Effective Time shall be the bylaws of the Surviving
Corporation until amended in accordance with applicable law.

          SECTION 2.03. Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with the Delaware Law and the certificate of incorporation and bylaws of the Surviving Corporation, (a) the directors of Merger Subsidiary at the Effective Time shall be the directors of the Surviving Corporation, and (b) the officers of Merger Subsidiary at the Effective Time shall be the officers of the Surviving Corporation.



                               ARTICLE 3

                REPRESENTATIONS AND WARRANTIES OF REVCO

          Revco represents and warrants to CVS that:

          SECTION 3.01. Organization and Power. Each of Revco and its Subsidiaries is a corporation, partnership or other entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, and has the requisite corporate or other power and authority and governmental approvals to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority and governmental approvals would not, individually or in the aggregate, have a Material Adverse Effect on Revco. Each of Revco and its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not, individually or in the aggregate, have a Material Adverse Effect on Revco. For purposes of this Agreement, a "Material Adverse Effect" with respect to any Person means a material adverse effect (i) on the condition (financial or otherwise), business, liabilities, properties, assets, or results of operations of such Person and its Subsidiaries, taken as a whole, or (ii) on the ability of such Person to perform its obligations under or to consummate the transactions contemplated by this Agreement.
Schedule 3.01 sets forth a complete list of Revco's Subsidiaries that are "significant subsidiaries", as such term is defined in Section 1-02 of Regulation S-X under the 1934 Act (each, a "Significant Subsidiary"). Revco has heretofore delivered to CVS true and complete copies of Revco's certificate of incorporation and bylaws as currently in effect.

          SECTION 3.02. Corporate Authorization. (a) The execution, delivery and performance by Revco of this Agreement and the consummation by Revco of the transactions contemplated hereby are within Revco's corporate powers and, except as set forth in the next succeeding sentence of this Section 3.02(a), have been duly authorized by all necessary corporate action. The affirmative vote of a majority of the outstanding Shares is the only vote of any class or series of Revco's capital stock necessary to approve and adopt this Agreement and the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by Revco and, subject to the receipt of the approval described in the immediately preceding sentence, constitutes a valid and binding agreement of Revco, enforceable against Revco in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors' rights generally from time to time in effect and to general principles of equity, including concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether in a proceeding at equity or at law).

          (b) The Board of Directors of Revco has duly and validly approved this Agreement and the transactions contemplated by this Agreement (including the termination of the Existing Company/Stockholder Agreements as of the Effective Time), including all actions necessary to render the provisions of Section 203 of the Delaware Law inapplicable to the Merger.

          SECTION 3.03. Governmental Authorization. The execution, delivery and performance by Revco of this Agreement, and the consummation by Revco of the transactions contemplated hereby, require no action by or in respect of, or filing with, any federal, state or local government or any court, administrative agency or commission or other governmental agency or authority (a "Governmental Authority") other than (a) the filing of a certificate of merger with respect to the Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which Revco is qualified to do business; (b) compliance with any applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"); (c) compliance with any applicable requirements of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "1933 Act"); (d) compliance with any applicable requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "1934 Act"); (e) compliance with any other applicable securities laws; (f) those that may be required solely by reason of CVS' or Merger Subsidiary's (as opposed to any other third party's) participation in the transactions contemplated by this Agreement; (g) the approval of the relevant pharmacy boards and alcoholic beverage commissions or comparable entities in the states in which Revco and its Subsidiaries do business; (h) actions or filings which, if not taken or made, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Revco; and (i) filings and notices not required to be made or given until after the Effective Time.

          SECTION 3.04. Non-Contravention. Except as set forth on
Schedule 3.04, the execution, delivery and performance by Revco of this Agreement do not, and the consummation by Revco of the transactions contemplated hereby will not (a) assuming receipt of the approval of stockholders referred to in Section 3.02, contravene or conflict with the certificate of incorporation, bylaws or similar organizational documents of Revco or any of its Significant Subsidiaries, (b) assuming compliance with the matters referred to in
Section 3.03, contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to Revco or any Subsidiary of Revco,
(c) constitute a default (or an event which with notice, the lapse of time or both would become a default) under or give rise to a right of termination, cancellation or acceleration of any right or obligation of Revco or any Subsidiary of Revco or to a loss of any benefit to which Revco or any Subsidiary of Revco is entitled under any provision of any agreement, contract or other instrument binding upon Revco or any Subsidiary of Revco and which either has a term of more than one year or involves the payment or receipt of money in excess of $500,000 (a "Revco Agreement") or any license, franchise, permit or other similar authorization held by Revco or any Subsidiary of Revco, or (d) result in the creation or imposition of any Lien on any asset of Revco or any Subsidiary of Revco, except for such contraventions, conflicts or violations referred to in clause (b) or defaults, rights of termination, cancellation or acceleration, losses or Liens referred to in clause (c) or (d) that would not, individually or in the aggregate, have a Material Adverse Effect on Revco. For purposes of this Agreement, "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

          SECTION 3.05. Capitalization of Revco. (a) The authorized capital stock of Revco consists of 100,000,000 shares of Revco Common Stock and 25,000,000 shares of preferred stock, par value $0.01 per share (the "Revco Preferred Stock"). As of the close of business on January 31, 1997, (i) 68,791,308 shares of Revco Common Stock are issued and outstanding, 1,202,000 shares of Revco Common Stock are held in Revco's treasury, 903,451 shares of Revco Common Stock are reserved for issuance under Revco's 401(k) Savings Plan, 524,536 shares of Revco Common Stock are reserved for issuance under Revco's 1993 Employee Stock Purchase Plan and 4,407,728 shares of Revco Common Stock are reserved for issuance pursuant to options previously granted pursuant to the Revco Stock Option Plans, (ii) no shares of Revco Preferred Stock are issued and outstanding and (iii) no shares of Revco Preferred Stock are issued and held in the treasury of Revco. All the outstanding shares of Revco's capital stock are, and all shares which may be issued pursuant to the Revco Stock Option Plans will be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and non-assessable. Except
(i) as set forth in this Section 3.05 or in Schedule 5.01, (ii) for the transactions contemplated by this Agreement, including those permitted in accordance with Section 5.01(f), (iii) for changes since January 31, 1997 resulting from the exercise of employee and director stock options outstanding on such date and (iv) for Shares that may be issued as provided in Section 5.01(f), there are outstanding (x) no shares of capital stock or other voting securities of Revco, (y) no securities of Revco convertible into or exchangeable for shares of capital stock or voting securities of Revco, and (z) no options, warrants or other rights to acquire from Revco, and no preemptive or similar rights, subscriptions or other rights, convertible securities, agreements, arrangements or commitments of any character, relating to the capital stock of Revco, obligating Revco to issue, transfer or sell, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Revco or obligating Revco to grant, extend or enter into any such option, warrant, subscription or other right, convertible security, agreement, arrangement or commitment (the items in clauses (x), (y) and (z) being referred to collectively as the "Revco Securities"). Other than shares of Big B, Inc. ("Big B") to be acquired upon surrender by the holders thereof in connection with the merger of RDS Acquisition Co., a wholly owned Subsidiary of Revco, into Big B as part of Revco's acquisition of Big B (collectively, the "Big B Acquisition"), none of Revco or its Subsidiaries has any contractual obligation to redeem, repurchase or otherwise acquire any Revco Securities or any Revco Subsidiary Securities, including as a result of the transactions contemplated by this Agreement. Except as permitted by this Agreement, following the Merger, neither Revco nor any of its Subsidiaries will have any obligation to issue, transfer or sell any shares of its capital stock pursuant to any employee benefit plan or otherwise.

          (b) Except for the Existing Company/Stockholder Agreement with Zell/Chilmark, there are no voting trusts or other agreements or understandings to which Revco or any Subsidiary of Revco is a party with respect to the voting of the capital stock of Revco or any Subsidiary of Revco. Within five business days of the date of this Agreement, Revco will enter into letter agreements, copies of which shall be delivered promptly to CVS, pursuant to which as of the Effective Time the Stockholder Agreement between Zell/Chilmark and Revco dated as of June 1, 1992, the Registration Rights Agreement between Zell/Chilmark and Revco dated as of June 1, 1992 and the Registration Rights Agreement between Magten Asset Management Corporation and Revco dated as of January 20, 1993 (such agreements being referred to herein as the "Existing Company/Stockholder Agreements") shall be terminated.

          SECTION 3.06. Capitalization of Subsidiaries. Except as set forth in Schedule 3.06, all of the outstanding shares of capital stock of, or other ownership interests in, each Subsidiary of Revco, is owned by Revco, directly or indirectly, free and clear of any consensual Lien (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests). There are no outstanding (i) securities of Revco or any Subsidiary of Revco convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Subsidiary of Revco, or (ii) options or other rights to acquire from Revco or any Subsidiary of Revco, and no other obligation of Revco or any Subsidiary of Revco to issue, any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable for, any capital stock, voting securities or ownership interests in, any Subsidiary of Revco (the items in clauses (i) and (ii) being referred to collectively as the "Revco Subsidiary Securities").

          SECTION 3.07. SEC Filings. (a) Revco has filed all required reports, schedules, forms, statements and other documents with the Securities and Exchange Commission (the "SEC") since May 31, 1995 (the "Revco SEC Documents").

          (b) As of its filing date, each Revco SEC Document filed pursuant to the 1934 Act did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent that such statements have been modified or superseded by a later filed Revco SEC Document.

          (c) Each Revco SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the 1933 Act as of the date such registration statement or amendment became effective did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, except to the extent that such statements have been modified or superseded by a later filed Revco SEC Document.

          SECTION 3.08. Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements of Revco included in Revco's Annual Report on Form 10-K for the fiscal year ended June 1, 1996 (the "Revco 10-K") and its Quarterly Report on Form 10-Q for the fiscal quarter ended November 16, 1996 have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of Revco and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements). For purposes of this Agreement, "Revco Balance Sheet" means the consolidated balance sheet of Revco as of June 1, 1996 set forth in the Revco 10-K and "Revco Balance Sheet Date" means June 1, 1996.

          SECTION 3.09. Disclosure Documents. Neither the proxy statement of Revco (the "Revco Proxy Statement") to be filed with the SEC in connection with the Merger, nor any amendment or supplement thereto, will, at the date the proxy statement or any such amendment or supplement is first mailed to stockholders of Revco or at the time such stockholders vote on the adoption and approval of this Agreement and the transactions contemplated hereby, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Revco Proxy Statement will, when filed, comply as to form in all material respects with the requirements of the 1934 Act and the rules and regulations promulgated thereunder. No representation or warranty is made by Revco in this
Section 3.09 with respect to statements made or incorporated by reference therein based on information supplied by CVS or Merger Subsidiary for inclusion or incorporation by reference in the Revco Proxy Statement.

          SECTION 3.10. Information Supplied. None of the information supplied or to be supplied by Revco for inclusion or incorporation by reference in (i) the CVS Proxy Statement or any amendment or supplement thereto will, at the date the CVS Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of CVS and at the time such stockholders vote on the issuance of shares of CVS Common Stock in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading or (ii) the Form S-4 or any amendment or supplement thereto will, at the time the Form S-4 or any such amendment or supplement becomes effective under the 1933 Act or at the Effective Time, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

          SECTION 3.11. Absence of Certain Changes. Except as disclosed in the Revco SEC Documents filed prior to the date of this Agreement or as disclosed in Schedule 3.11, since November 16, 1996, Revco and its Subsidiaries have conducted their business in the ordinary course consistent with past practice and there has not been:

          (a) any event, occurrence or development which, individually or in the aggregate, has had or would be reasonably likely to have a Material Adverse Effect on Revco, except for general economic changes, changes that affect the industry of Revco or any of its Subsidiaries generally, and changes in Revco's business after the date hereof attributable solely to actions taken by CVS;

          (b) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of Revco, or any repurchase, redemption or other acquisition by Revco or any Subsidiary of Revco of any amount of outstanding shares of capital stock or other equity securities of, or other ownership interests in, Revco or any Subsidiary of Revco;

          (c) any amendment of any term of any outstanding security of Revco or any Subsidiary of Revco that would materially increase the obligations of Revco or such Subsidiary under such security;

          (d) other than in connection with any indebtedness for borrowed money of Big B and its Subsidiaries assumed as a result of the Big B Acquisition, (x) any incurrence or assumption by Revco or any Subsidiary of Revco of any indebtedness for borrowed money other than under existing credit facilities (or any renewals, replacements or extensions that do not increase the aggregate commitments thereunder) (A) in the ordinary course of business consistent with past practices (it being understood that any indebtedness incurred prior to the date hereof in respect of capital expenditures shall be considered to have been in the ordinary course of business consistent with past practice) or (B) in connection with (1) any acquisition or capital expenditure permitted by Section 5.01 or (2) the transactions contemplated hereby, or (y) any guarantee, endorsement or other incurrence or assumption of liability (whether directly, contingently or otherwise) by Revco or any Subsidiary of Revco for the obligations of any other Person (other than any wholly owned Subsidiary of Revco), other than in the ordinary course of business consistent with past practice;

          (e) any creation or assumption by Revco or any Subsidiary of Revco of any consensual Lien on any material asset of Revco or any Subsidiary of Revco other than in the ordinary course of business consistent with past practices and any consensual Liens assumed as a result of the Big B Acquisition;

          (f) any making of any loan, advance or capital contribution to or investment in any Person by Revco or any Subsidiary of Revco other than (i) any acquisition permitted by Section 5.01, (ii) loans, advances or capital contributions to or investments in wholly-owned Subsidiaries of Revco or (iii) loans or advances to employees of Revco or any Subsidiary of Revco made in the ordinary course of business consistent with past practices;

          (g) (i) any contract or agreement entered into by Revco or any Subsidiary of Revco on or prior to the date hereof relating to any material acquisition or disposition of any assets or business or (ii) any modification, amendment, assignment, termination or relinquishment by Revco or any Subsidiary of Revco of any contract, license or other right (including any insurance policy naming it as a beneficiary or a loss payable payee) that would be reasonably likely to have a Material Adverse Effect on Revco, other than, in the case of (i) and (ii), transactions, commitments, contracts or agreements in the ordinary course of business consistent with past practice and those contemplated by this Agreement;

          (h) any material change in any method of accounting or accounting principles or practice by Revco or any Subsidiary of Revco, except for any such change required by reason of a change in GAAP; or

          (i) except for items permitted by Section 5.18, any (i) grant of any severance or termination pay to any director, officer or employee of Revco or any of its Subsidiaries, (ii) entering into of any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of Revco or any of its Subsidiaries, (iii) increase in benefits payable under any existing severance or termination pay policies or employment agreements or (iv) increase in compensation, bonus or other benefits payable to directors, officers or employees of Revco or any of its Subsidiaries other than, in the case of clause (iv) only, increases prior to the date hereof in compensation, bonus or other benefits payable to employees (other than officers) of Revco or any of its Subsidiaries in the ordinary course of business consistent with past practice or merit increases in salaries of employees (other than officers) at regularly scheduled times in customary amounts consistent with past practices.

          SECTION 3.12. No Undisclosed Material Liabilities. There have been no liabilities or obligations (whether pursuant to contracts or otherwise) of any kind whatsoever incurred by Revco or any Subsidiary of Revco since November 16, 1996, whether accrued, contingent, absolute, determined, determinable or otherwise, other than:

          (a) liabilities or obligations disclosed or provided for in the Revco Balance Sheet or in the notes thereto or in the Revco SEC Documents filed prior to the date hereof;

          (b) liabilities or obligations which, individually and in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect on Revco; or

          (c) liabilities or obligations under this Agreement or incurred in connection with the transactions contemplated hereby.

          SECTION 3.13. Litigation. Except as disclosed in the Revco SEC Documents filed prior to the date hereof, there is no action, suit, investigation or proceeding pending against, or to the knowledge of Revco, threatened against or affecting, Revco or any Subsidiary of Revco or any of their respective properties before any Governmental Authority which, individually or in the aggregate, would be reasonably likely to have a Material Adverse Effect on Revco.

          SECTION 3.14. Taxes. (a) Revco and each of its Subsidiaries has timely filed (or has had timely filed on its behalf) or will file or cause to be timely filed, all material Tax Returns required by applicable law to be filed by it prior to or as of the Effective Time, and all such material Tax Returns are, or will be at the time of filing, complete in all material respects;

          (b) Revco and each of its Subsidiaries has paid (or has had paid on its behalf) or, where payment is not yet due, has established in accordance with GAAP (or has had established on its behalf and for its sole benefit and recourse) or will establish or cause to be established on or before the Effective Time an adequate accrual for the payment of, all material Taxes due with respect to any period ending prior to or as of the Effective Time; and

          (c) the federal income Tax Returns of (w) Hook-SupeRx, Inc. and its Subsidiaries, (x) Big B and its Subsidiaries and (y) Revco and its Subsidiaries (other than those specified in (w) and (x)) have been examined and settled with the

Internal Revenue Service (the "Service") (or the applicable statutes of limitation for the assessment of federal income Taxes for such periods have expired) through the respective fiscal years ending in 1991, 1993 and 1991.

          (d) "Taxes" shall mean any and all taxes, charges, fees, levies or other assessments, including income, gross receipts, excise, real or personal property, sales, withholding, social security, retirement, unemployment, occupation, use, goods and services, service use, license, value added, capital, net worth, payroll, profits, withholding, franchise, transfer and recording taxes, fees and charges, and any other taxes, assessment or similar charges imposed by the Service or any taxing authority (whether domestic or foreign including any state, county, local or foreign government or any subdivision or taxing agency thereof (including a United States possession)) (a "Taxing Authority"), whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest whether paid or received, fines, penalties or additional amounts attributable to, or imposed upon, or with respect to, any such taxes, charges, fees, levies or other assessments. "Tax Return" shall mean any report, return, document, declaration or other information or filing required to be supplied to any taxing authority or jurisdiction (foreign or domestic) with respect to Taxes, including information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

          SECTION 3.15. Employee Benefit Plans; ERISA. (a) Except as set forth in Schedule 3.15(a), there are no material employee benefit plans (including any plans for the benefit of directors or former directors), arrangements, practices, contracts or agreements (including employment agreements and severance agreements, incentive compensation, bonus, stock option, stock appreciation rights and stock purchase plans) of any type (including plans described in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), maintained by Revco, any of its Subsidiaries or any trade or business, whether or not incorporated (an "ERISA Affiliate"), that together with Revco would be deemed a "controlled group" within the meaning of Section 4001(a)(14) of ERISA, or with respect to which Revco or any of its Subsidiaries has or may have a liability (the "Revco Benefit Plans"). Except as disclosed in Schedule 3.15(a) (or as otherwise permitted by this Agreement): (1) neither Revco nor any ERISA Affiliate has any formal plan or commitment, whether legally binding or not, to create any additional Revco Benefit Plan or modify or change any existing Revco Benefit Plan that would affect any employee or terminated employee of Revco or any ERISA Affiliate; and
(2) since November 16, 1996, there has been no change, amendment, modification to, or adoption of, any Revco Benefit Plan, in each case, that has had, or would be reasonably likely to have, a Material Adverse Effect on Revco.

          (b) With respect to each Revco Benefit Plan, except as disclosed in Schedule 3.15(b) or as would not, individually or in the aggregate, have a Material Adverse Effect on Revco: (i) if intended to qualify under Section 401(a), 401(k) or 403(a) of the Code, such plan so qualifies, and its trust is exempt from taxation under Section 501(a) of the Code; (ii) such plan has been administered in accordance with its terms and applicable law; (iii) no breaches of fiduciary duty have occurred; (iv) no prohibited transaction within the meaning of
Section 406 of ERISA has occurred; (v) as of the date of this Agreement, no lien imposed under the Code or ERISA exists; and (vi) all contributions and premiums due (including any extensions for such contributions and premiums) have been made in full.

          (c) None of the Revco Benefit Plans has incurred any "accumulated funding deficiency", as such term is defined in Section 412 of the Code, whether or not waived.

          (d) Except as disclosed in Schedule 3.15(d): (i) neither Revco nor any ERISA Affiliate has incurred any liability under Title IV of ERISA (including Sections 4063-4064 and 4069 of ERISA) since the effective date of ERISA that has not been satisfied in full except as, individually or in the aggregate, would not have or would not be reasonably likely to have a Material Adverse Effect on Revco.

          (e) With respect to each Revco Benefit Plan that is a "welfare plan" (as defined in Section 3(1) of ERISA), except as specifically disclosed in Schedule 3.15(e), no such plan provides medical or death benefits with respect to current or former employees of Revco or any of its Subsidiaries beyond their termination of employment, other than on an employee-pay-all basis, except as would not be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on Revco.

          (f) Except with respect to payments under the agreements and programs specified in Schedule 3.15(f), the consummation of the transactions contemplated by this Agreement will not (i) entitle any individual to severance pay or any tax "gross-up" payments with respect to the imposition of any tax pursuant to Section 4999 of the Code or accelerate the time of payment or vesting, or increase the amount, of compensation or benefits due to any individual with respect to any Revco Benefit Plan, or (ii) constitute or result in a prohibited transaction under Section 4975 of the Code or Section 406 or 407 of ERISA with respect to any Revco Benefit Plan.

          (g) Except as disclosed in Schedule 3.15(a), there is no Revco Benefit Plan that is a "multiemployer plan", as such term is defined in Section 3(37) of ERISA, or which is covered by Section 4063 or 4064 of ERISA.

          (h) Schedule 3.15(h) identifies each collective bargaining agreement to which Revco or any of its Significant Subsidiaries is a party and copies of each such agreement have been furnished to or made available to CVS. Except as set forth on Schedule 3.15(h), or except as would not be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on Revco, (i) there is no labor strike, slowdown or work stoppage or lockout against Revco or any of its Significant Subsidiaries and (ii) there is no unfair labor practice charge or complaint against or pending before the National Labor Relations Board. As of the date of this Agreement, there is no representation claim or petition pending before the National Labor Relations Board and, to the knowledge of Revco, no question concerning representation exists with respect to the employees of Revco or any of its Significant Subsidiaries.

          SECTION 3.16. Compliance with Laws; No Default; No Non-Competes. (a) Neither Revco nor any of its Subsidiaries is in violation of or has violated or failed to comply with any statute, law, ordinance, regulation, rule, judgment, decree, order, writ, injunction, permit or license or other authorization or approval of any Governmental Authority applicable to its business or operations, except for violations and failures to comply that have not had and would not, individually or in the aggregate, be reasonably likely to result in a Material Adverse Effect on Revco.

          (b) Each Revco Agreement is a valid, binding and enforceable obligation of Revco and in full force and effect, except where the failure to be valid, binding and enforceable and in full force and effect would not, individually or in the aggregate, have a Material Adverse Effect on Revco. None of Revco or any of its Subsidiaries is in default or violation of any term, condition or provision of (i) its respective certificate of incorporation or by-laws or similar organizational documents or (ii) except as disclosed in Schedule 3.16, any Revco Agreement, except, in the case of clause (i) (with respect to organizational documents that are partnership, joint venture or similar documents) and (ii), for defaults or violations that, individually or in the aggregate, have not had and would not be reasonably likely to have a Material Adverse Effect on Revco. Revco has all permits and licenses (including pharmaceutical and liquor licenses and permits) necessary to carry on the business being conducted at each store location, except where the failure to have such permit or license would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on Revco. Except as disclosed in Schedule 3.16, neither Revco nor any Subsidiary of Revco is a party to any agreement that expressly limits the ability of Revco or any Subsidiary of Revco to compete in or conduct any line of business or compete with any Person or in any geographic area or during any period of time except to the extent that any such limitation would not be reasonably likely to have a Material Adverse Effect on CVS after giving effect to the Merger.

          SECTION 3.17. Finders' Fees. Except for Wasserstein, Perella & Co., Inc. and Salomon Brothers Inc, a copy of each of whose engagement agreement has been provided to CVS, no investment banker, broker, finder, other intermediary or other Person is entitled to any fee or commission from Revco or any Subsidiary of Revco upon consummation of the transactions contemplated by this Agreement.

          SECTION 3.18. Environmental Matters. (a) Except as set forth in the Revco 10-K:

               (i) no notice, notification, demand, request for information, citation, summons or order has been received by, no complaint has been filed against, no penalty has been assessed against, and no investigation, action, claim, suit, proceeding or review is pending or, to the knowledge of Revco or any Subsidiary of Revco, is threatened by any Person against, Revco or any Subsidiary of Revco with respect to any matters relating to or arising out of any Environmental Law which, individually or in the aggregate, would be reasonably likely to have a Material Adverse Effect on Revco;

               (ii) no Hazardous Substance has been discharged, disposed of, dumped, injected, pumped, deposited, spilled, leaked, emitted or released at, on or under any property now or, to the knowledge of Revco, previously owned, leased or operated by Revco or any Subsidiary of Revco, which circumstance, individually or in the aggregate, would be reasonably likely to have a Material Adverse Effect on Revco; and

               (iii) there are no Environmental Liabilities that, individually or in the aggregate, have had or would be reasonably likely to have a Material Adverse Effect on Revco.

          (b) For purposes of this Section, the following terms shall have the meanings set forth below:

               (i) "Revco" and "Subsidiary of Revco" shall include any entity which is, in whole or in part, a predecessor of Revco or any of its Subsidiaries;

               (ii) "Environmental Laws" means any and all federal, state, local and foreign law (including common law), treaty, judicial decision, regulation, rule, judgment, order, decree, injunction, permit, or governmental restrictions or any agreement with any governmental authority or other third party, relating to human health and safety, the environment or to pollutants, contaminants, wastes or chemicals or toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substances, wastes or materials;

               (iii) "Environmental Liabilities" means any and all liabilities of or relating to Revco or any Subsidiary of Revco of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, which (A) arise under or relate to matters covered by Environmental Laws and (B) arise from actions occurring or conditions existing on or prior to the Effective Time; and

               (iv) "Hazardous Substances" means any pollutant, contaminant, waste or chemical or any toxic, radioactive, corrosive, reactive or otherwise hazardous substance, waste or material, or any substance having any constituent elements displaying any of the foregoing characteristics, including, without limitation, petroleum, its derivatives, by-products and other hydrocarbons, or any substance, waste or material regulated under any Environmental Laws.

          SECTION 3.19. Assets. The assets, properties, rights and contracts, including (as applicable), title or leaseholds thereto, of Revco and its Subsidiaries, taken as a whole, are sufficient to permit Revco and its Subsidiaries to conduct their business as currently being conducted with only such exceptions as are not reasonably likely to have a Material Adverse Effect on Revco. All material real property owned by Revco and its Subsidiaries is owned free and clear of all Liens, except (A) those reflected or reserved against in the latest balance sheet (or notes thereto) of Revco included in the Revco SEC Documents filed prior to the date hereof, (B) taxes and general and special assessments not in default and payable without penalty or interest, (C) Liens assumed as a result of the Big B Acquisition and
(D) Liens that do not materially adversely interfere with any present use of such property.

          SECTION 3.20. Opinion of Financial Advisor. Revco has received the written opinion of each of Wasserstein, Perella & Co., Inc. and Salomon Brothers Inc. to the effect that, as of the date hereof, the Conversion Number to be received by the holders of Shares in connection with the Merger is fair to such holders from a financial point of view. Revco has delivered to CVS and Merger Subsidiary a copy of each such opinion.

          SECTION 3.21. Transactions with Affiliates. Except to the extent disclosed in the Revco SEC Documents filed prior to the date of this Agreement, from June 1, 1996 through the date of this Agreement, there have been no transactions, agreements, arrangements or understandings between Revco or its Subsidiaries, on the one hand, and Revco's Affiliates (other than wholly-owned Subsidiaries of Revco) or other Persons, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K under the 1933 Act. For purposes of this Agreement, the term "Affiliate", when used with respect to any Person, means any other Person directly or indirectly controlling, controlled by, or under common control with such Person. As used in the definition of "Affiliate", the term "control" means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

          SECTION 3.22. Accounting Matters. Neither Revco nor, to its best knowledge, any of its Subsidiaries has taken or agreed to take any action that would prevent CVS from accounting for the business combination to be effected by the Merger as a "pooling of interests".

          SECTION 3.23. Insurance. Except as set forth on Schedule 3.23, Revco and each of its Significant Subsidiaries are insured by insurers, reasonably believed by Revco to be of recognized financial responsibility and solvency, against such losses and risks and in such amounts as are customary in the businesses in which they are engaged. Revco's unsettled workers compensation and general liability claims would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on Revco.

          SECTION 3.24. Takeover Statutes. The Board of Directors of Revco has approved the Merger and this Agreement, and such approval is sufficient to render inapplicable to the Merger, this Agreement, and the transactions contemplated by this Agreement and the Zell/Chilmark Stockholder Agreement the provisions of Section 203 of the Delaware Law. To the best of Revco's knowledge, no other "fair price", "moratorium", "control share acquisition" or other similar antitakeover statute or regulation enacted under state or federal laws in the United States (each, a "Takeover Statute") applicable to Revco or any of its Subsidiaries is applicable to the Merger or the other transactions contemplated hereby.

          SECTION 3.25. Former Merger Agreement. The Agreement and Plan of Merger dated as of November 29, 1995 among Rite Aid Corporation, Ocean Acquisition Corporation and Revco has been terminated in accordance with its terms, and Revco has no liabilities or obligations, contingent or otherwise, under or arising out of such agreement or the transactions contemplated thereby, except for obligations under the confidentiality provisions of such agreement.

          SECTION 3.26. Pooling Letter. Revco has received a letter from Arthur Andersen, LLP dated as of the date of this Agreement and addressed to Revco, a copy of which has been delivered to CVS, stating that Arthur Andersen, LLP believes that the acquisition of Revco by CVS should be treated as a pooling of interests in conformity with generally accepted accounting principles, as described in Accounting Principles Board Opinion No. 16.

          SECTION 3.27. Affiliates. Schedule 3.27 sets forth each
Person who, as of the date hereof, is, to the best of Revco's knowledge, deemed to be an Affiliate of Revco.


                               ARTICLE 4

                 REPRESENTATIONS AND WARRANTIES OF CVS

          CVS represents and warrants to Revco that:

          SECTION 4.01. Organization and Power. Each of CVS and its Subsidiaries is a corporation, partnership or other entity duly organized, validly existing and is in good standing under the laws of the jurisdiction of its incorporation or organization, and has the requisite corporate or other power and authority and governmental approvals to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority and governmental approvals would not, individually or in the aggregate, have a Material Adverse Effect on CVS. Each of CVS and its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not, individually or in the aggregate, have a Material Adverse Effect on CVS. Schedule 4.01 sets forth a complete list of CVS' Significant Subsidiaries. CVS has delivered to Revco true and complete copies of CVS' and Merger Subsidiary's certificate of incorporation and bylaws as currently in effect.

          SECTION 4.02. Corporate Authorization. The execution, delivery and performance by CVS and Merger Subsidiary of this Agreement and the consummation by CVS and Merger Subsidiary of the transactions contemplated hereby, including entering into the Zell-Chilmark Stockholder Agreement, are within the corporate powers of CVS and Merger Subsidiary and, except for any required approval by the stockholders of CVS of the issuance of shares of CVS Common Stock in connection with the Merger, have been duly authorized by all necessary corporate action, including by resolution of the Board of Directors of CVS. The affirmative vote, in favor of the issuance of shares of CVS Common Stock in connection with the Merger (including any shares contemplated by

Section 1.04), of a majority of the votes represented by the shares of CVS Common Stock and CVS ESOP Preference Stock, voting as a single class, present at the CVS Stockholder Meeting in person or by proxy and entitled to vote (so long as a majority of the votes represented by the total outstanding shares of CVS Common Stock and CVS ESOP Preference Stock is cast at such meeting), is the only vote of any class or series of CVS' capital stock necessary in connection with this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of CVS and Merger Subsidiary and constitutes a valid and binding agreement of each of CVS and Merger Subsidiary, enforceable against CVS or Merger Subsidiary, as applicable, in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors' rights generally from time to time in effect and to general principles of equity, including concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether in a proceeding at equity or at law). The shares of CVS Common Stock issued pursuant to the Merger, when issued in accordance with the terms hereof, will be duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights.

          SECTION 4.03. Governmental Authorization. The execution, delivery and performance by CVS and Merger Subsidiary of this Agreement, and the consummation by CVS and Merger Subsidiary of the transactions contemplated hereby, require no action, by or in respect of, or filing with, any Governmental Authority other than (a) the filing of a certificate of merger with respect to the Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which Merger Subsidiary is qualified to do business; (b) compliance with any applicable requirements of the HSR Act; (c) compliance with any applicable requirements of the 1933 Act; (d) compliance with any applicable requirements of the 1934 Act; (e) compliance with any other applicable securities laws; (f) those that may be required solely by reason of Revco's (as opposed to any other third party's) participation in the transactions contemplated by this Agreement; (g) the approval of the relevant pharmacy boards and alcoholic beverage commissions or comparable entities in the states in which CVS and its Subsidiaries do business; (h) actions or filings which, if not taken or made, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on CVS; and (i) filings and notices not required to be made or given until after the Effective Time.

          SECTION 4.04. Non-Contravention. Except as set forth on
Schedule 4.04, the execution, delivery and performance by CVS and Merger Subsidiary of this Agreement do not, and the consummation by CVS and Merger Subsidiary of the transactions contemplated hereby will not (a) assuming receipt of the approval of stockholders referred to in Section 4.02, contravene or conflict with the certificate of incorporation, bylaws or similar organizational documents of CVS or any of its

Subsidiaries, (b) assuming compliance with the matters referred to in
Section 4.03, contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to CVS or Merger Subsidiary, (c) constitute a default (or an event which with notice, the lapse of time or both would become a default) under or give rise to a right of termination, cancellation or acceleration of any right or obligation of CVS or Merger Subsidiary or to a loss of any benefit to which CVS or Merger Subsidiary is entitled under any provision of any agreement, contract or other instrument binding upon CVS or Merger Subsidiary and which either has a term of more than one year or involves the payment or receipt of money in excess of $500,000 (a "CVS Agreement") or any license, franchise, permit or other similar authorization held by CVS or Merger Subsidiary, or (d) result in the creation or imposition of any Lien on any asset of CVS or Merger Subsidiary, except for such contraventions, conflicts or violations referred to in clause (b) or defaults, rights of termination, cancellation or acceleration, losses or Liens referred to in clause (c) or (d) that would not, individually or in the aggregate, have a Material Adverse Effect on CVS.

          SECTION 4.05. Capitalization of CVS. (a) The authorized capital stock of CVS consists of 300,000,000 shares of CVS Common Stock, 120,619 shares of Cumulative Preferred Stock, par value $0.01 per share (the "CVS Preferred Stock"), and 50,000,000 shares of Preference Stock, par value $1 per share (the "CVS ESOP Preference Stock"). As of the close of business on January 31, 1997, (i) 106,907,752 shares of CVS Common Stock are issued and outstanding, 5,830,722 shares of CVS Common Stock are held in CVS' treasury, 6,392,382 shares of CVS Common Stock are reserved for issuance upon conversion of shares of CVS ESOP Preference Stock, 3,000,000 shares of CVS Common Stock are reserved for additional grants under option and other stock-based plans and 5,490,637 shares of CVS Common Stock are reserved for issuance pursuant to options previously granted pursuant to CVS option plans, (ii) 5,558,595 shares of CVS ESOP Preference Stock are issued and outstanding and (iii) no shares of CVS Preferred Stock are issued or outstanding. All the outstanding shares of CVS' capital stock are, and all shares which may be issued pursuant to CVS option plans will be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and non-assessable. Except as set forth in this Section 4.05, except for the transactions contemplated by this Agreement (including those permitted in Section 5.02(d)), and except for changes since January 31, 1997 resulting from the exercise of employee and director stock options outstanding on such date, as of the date hereof, there are outstanding (x) no shares of capital stock or other voting securities of CVS, (y) no securities of CVS convertible into or exchangeable for shares of capital stock or voting securities of CVS, and (z) no options, warrants or other rights to acquire from CVS, and no preemptive or similar rights, subscriptions or other rights, convertible securities, agreements, arrangements or commitments of any character, relating to the capital stock of CVS, obligating CVS to issue, transfer or sell, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of CVS or obligating CVS to grant, extend or enter into any such option, warrant, subscription or other right, convertible security, agreement, arrangement or commitment (the items in clauses
(x), (y) and (z) being referred to collectively as the "CVS Securities"). None of CVS or its Subsidiaries has any contractual obligation to redeem, repurchase or otherwise acquire any CVS Securities or any CVS Subsidiary Securities, including as a result of the transactions contemplated by this Agreement.

          (b) Except for the provisions of CVS' certificate of incorporation relating to the voting of CVS ESOP Preference Stock by the applicable trustee in accordance with the instructions of plan participants, there are no voting trusts or other agreements or understandings to which CVS or any Subsidiary of CVS is a party with respect to the voting of the capital stock of CVS or any Subsidiary of CVS.

          SECTION 4.06. Capitalization of Subsidiaries. Except as set forth in Schedule 4.06, all of the outstanding shares of capital stock of, or other ownership interests in, each Subsidiary of CVS, is owned by CVS, directly or indirectly, free and clear of any consensual Lien (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests). There are no outstanding (i) securities of CVS or any Subsidiary of CVS convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Subsidiary of CVS, or
(ii) options or other rights to acquire from CVS or any Subsidiary of CVS, and no other obligation of CVS or any Subsidiary of CVS to issue, any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable for, any capital stock, voting securities or ownership interests in, any Subsidiary of CVS (the items in clauses (i) and (ii) being referred to collectively as the "CVS Subsidiary Securities").

          SECTION 4.07. SEC Filings. (a) CVS has filed all required reports, schedules, forms, statements and other documents with the SEC since January 1, 1995 (the "CVS SEC Documents").

          (b) As of its filing date, each CVS SEC Document filed pursuant to the 1934 Act did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent that such statements have been modified or superseded by a later filed CVS SEC Document.

          (c) Each CVS SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the 1933 Act as of the date such registration statement or amendment became effective did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, except to the extent that such statements have been modified or superseded by a later filed CVS SEC Document.

          SECTION 4.08. Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements of CVS (or its predecessor, Melville Corporation) included in CVS' Annual Report on Form 10-K for the fiscal year ended December 31, 1995 (the "CVS 10-K") and its Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1996 have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of CVS (or such predecessor) and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements). For purposes of this Agreement, "CVS Balance Sheet" means the consolidated balance sheet of Melville Corporation as of December 31, 1995 set forth in the CVS 10-K and "CVS Balance Sheet Date" means December 31, 1995.

          SECTION 4.09. Disclosure Documents. (a) The Registration Statement on Form S-4 of CVS (the "Form S-4") to be filed under the 1933 Act relating to the issuance of CVS Common Stock in the Merger and the proxy statement of CVS (the "CVS Proxy Statement" and, together with the Form S-4, the "CVS Disclosure Documents"), to be filed with the SEC in connection with the Merger, and any amendments or supplements thereto, will, when filed, subject to the last sentence of Section 4.09(b), comply as to form in all material respects with the applicable requirements of the 1933 Act and 1934 Act and the rules and regulations promulgated thereunder.

          (b) (i) Neither the Form S-4 nor any amendment or supplement thereto will at the time it becomes effective under the 1933 Act or at the Effective Time contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) neither the CVS Proxy Statement nor any amendment or supplement thereto will, at the date it is first mailed to stockholders of CVS or at the time such stockholders vote on the approval of the issuance of shares of CVS Common Stock in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. No representation or warranty is made by CVS in this Section 4.09 with respect to statements made or incorporated by reference therein based on information supplied by Revco for inclusion or incorporation by reference in any CVS Disclosure Document.

          SECTION 4.10. Information Supplied. None of the information supplied or to be supplied by CVS for inclusion or incorporation by reference in the Revco Proxy Statement or any amendment or supplement thereto will, at the date the Revco Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of Revco and at the time such stockholders vote on the adoption and approval of this Agreement and the transactions contemplated hereby, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

          SECTION 4.11. Absence of Certain Changes. Except as disclosed in the CVS SEC Documents filed prior to the date of this Agreement or as disclosed in Schedule 4.11 and except in connection with the Permitted CVS Transactions, since September 30, 1996, CVS and its Subsidiaries have conducted their business in the ordinary course consistent with past practice and there has not been:

          (a) any event, occurrence or development which, individually or in the aggregate, has had or would be reasonably likely to have a Material Adverse Effect on CVS, except for general economic changes and changes that affect the industry of CVS or any of its Subsidiaries generally;

          (b) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of CVS (other than payment of CVS' regular quarterly cash dividend on CVS Common Stock and payment of required dividends on CVS ESOP Preference Stock) or any repurchase, redemption or other acquisition by CVS or any Subsidiary of CVS of any amount of outstanding shares of capital stock or other equity securities of, or other ownership interests in, CVS or any Subsidiary of CVS;

          (c) any amendment of any term of any outstanding security of CVS or any Subsidiary of CVS that would materially increase the obligations of CVS or such Subsidiary under such security;

          (d) (x) any incurrence or assumption by CVS or any Subsidiary of CVS of any indebtedness for borrowed money other than under existing credit facilities (or any renewals, replacements or extensions thereof that do not materially increase the commitments thereunder except to the extent of the amount required to refinance any indebtedness for borrowed money of Revco and its Subsidiaries as of the Closing Date) (A) in the ordinary course of business consistent with past practices (it being understood that any indebtedness incurred prior to the date hereof in respect of capital expenditures shall be considered to have been in the ordinary course of business consistent with past practice) or (B) in connection with the transactions contemplated by this Agreement, or (y) any guarantee, endorsement or other incurrence or assumption of liability (whether directly, contingently or otherwise) by CVS or any Subsidiary of CVS for the obligations of any other Person (other than any Subsidiary of CVS), other than in the ordinary course of business consistent with past practice or in connection with obligations of Revco and its Subsidiaries assumed at the Effective Time;

          (e) any creation or assumption by CVS or any Subsidiary of CVS of any consensual Lien on any material asset of CVS or any Subsidiary of CVS other than in the ordinary course of business consistent with past practices;

          (f) any making of any loan, advance or capital contribution to or material investment in any Person by CVS or any Subsidiary of CVS other than (i) prior to the date hereof to former Subsidiaries prior to or in connection with the disposition of the Marshalls, KayBee Toys, This End Up, Wilsons Leather, Footstar, Inc. (including Meldisco, Footaction and Thom McAn) and Linens 'n Things, Inc. businesses pursuant to Melville Corporation's publicly announced restructuring program (the "CVS Restructuring Program"), (ii) loans, advances or capital contributions to or investments in wholly-owned Subsidiaries of CVS or (iii) loans or advances to employees of CVS or any Subsidiary of CVS made in the ordinary course of business consistent with past practices;

          (g) (i) any contract or agreement entered into by CVS or any Subsidiary of CVS on or prior to the date hereof relating to any material acquisition or disposition of any assets or business or (ii) any modification, amendment, assignment, termination or relinquishment by CVS or any Subsidiary of CVS of any contract, license or other right (including any insurance policy naming it as a beneficiary or a loss payable payee) that would be reasonably likely to have a Material Adverse Effect on CVS, other than, in the case of (i) and (ii), (x) transactions, commitments, contracts or agreements in the ordinary course of business consistent with past practice, (y) those in connection with the CVS Restructuring Program and (z) those contemplated by this Agreement; or

          (h) any material change in any method of accounting or accounting principles or practice by CVS or any Subsidiary of CVS, except for any such change required by reason of a change in GAAP.

          SECTION 4.12. No Undisclosed Material Liabilities. There have been no liabilities or obligations (whether pursuant to contracts or otherwise) of any kind whatsoever incurred by CVS or any Subsidiary of CVS since September 30, 1996, whether accrued, contingent, absolute, determined, determinable or otherwise, other than:

          (a) liabilities or obligations (i) disclosed or provided for in the CVS Balance Sheet or in the notes thereto, (ii) disclosed in the CVS SEC Documents filed prior to the date hereof or (iii) disclosed in Schedule 4.12;

          (b) liabilities or obligations which, individually and in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect on CVS; or

          (c) liabilities or obligations under this Agreement or incurred in connection with the transactions contemplated hereby.

          SECTION 4.13. Litigation. Except as disclosed in the CVS SEC Documents filed prior to the date hereof, there is no action, suit, investigation or proceeding pending against, or to the knowledge of CVS, threatened against or affecting, CVS or any Subsidiary of CVS or any of their respective properties before any Governmental Authority which, individually or in the aggregate, would be reasonably likely to have a Material Adverse Effect on CVS.

          SECTION 4.14. Taxes. (a) CVS and each of its Subsidiaries has timely filed (or has had timely filed on its behalf) or will file or cause to be timely filed, all material Tax Returns required by applicable law to be filed by it prior to or as of the Effective Time, and all such material Tax Returns are, or will be at the time of filing, complete in all material respects;

          (b) CVS and each of its Subsidiaries has paid (or has had paid on its behalf) or, where payment is not yet due, has established in accordance with GAAP (or has had established on its behalf and for its sole benefit and rcourse) or will establish or cause to be established on or before the Effective Time an adequate accrual for the payment of, all material Taxes due with respect to any period ending prior to or as of the Effective Time; and

          (c) the federal income Tax Returns of CVS have been examined by and settled with the Service (or the applicable statutes of limitation for the assessment of federal income Taxes for such periods have expired) for all years through 1990.

          SECTION 4.15. Employee Benefits, ERISA. (a) Except as set forth in Schedule 4.15, there are no material employee benefit plans (including any plans for the benefit of directors or former directors), arrangements, practices, contracts or agreements (including employment agreements and severance agreements, incentive compensation, bonus, stock option, stock appreciation rights and stock purchase plans) of any type (including plans described in Section 3(3) of ERISA), maintained by CVS, any of its Subsidiaries or any ERISA Affiliate, that together with CVS would be deemed a "controlled group" within the meaning of Section 4001(a)(14) of ERISA, or with respect to which CVS or any of its Subsidiaries has or may have a liability (the "CVS Benefit Plans"). Since September 30, 1996, there has been no change, amendment, modification to, or adoption of, any CVS Benefit Plan, in each case, that has had, or would be reasonably likely to have, a Material Adverse Effect on CVS.

          (b) With respect to each CVS Benefit Plan, except as would not, individually or in the aggregate, have a Material Adverse Effect on CVS: (i) if intended to qualify under Section 401(a), 401(k) or 403(a) of the Code, such plan so qualifies, and its trust is exempt from taxation under Section 501(a) of the Code; (ii) such plan has been administered in accordance with its terms and applicable law;
(iii) no breaches of fiduciary duty have occurred; (iv) no prohibited transaction within the meaning of Section 406 of ERISA has occurred;
(v) as of the date of this Agreement, no lien imposed under the Code or ERISA exists; and (vi) all contributions and premiums due (including any extensions for such contributions and premiums) have been made in full.

          (c) None of the CVS Benefit Plans has incurred any "accumulated funding deficiency", as such term is defined in Section 412 of the Code, whether or not waived.

          (d) Neither CVS nor any ERISA Affiliate has incurred any liability under Title IV of ERISA (including Sections 4063-4064 and 4069 of ERISA) since the effective date of ERISA that has not been satisfied in full except as, individually or in the aggregate, would not have or would not be reasonably likely to have a Material Adverse Effect on CVS.

          (e) With respect to each CVS Benefit Plan that is a "welfare plan" (as defined in Section 3(1) of ERISA), no such plan provides medical or death benefits with respect to current or former employees of CVS or any of its Subsidiaries beyond their termination of employment, other than on an employee-pay-all basis, except as would not be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on CVS.

          (f) The consummation of the transactions contemplated by this Agreement will not (i) entitle any individual to severance pay or any tax "gross-up" payments with respect to the imposition of any tax pursuant to Section 4999 of the Code or accelerate the time of payment or vesting, or increase the amount, of compensation or benefits due to any individual with respect to any CVS Benefit Plan, or (ii) constitute or result in a prohibited transaction under Section 4975 of the Code or Section 406 or 407 of ERISA with respect to any CVS Benefit Plan.

          (g) There is no CVS Benefit Plan that is a "multiemployer plan", as such term is defined in Section 3(37) of ERISA, or which is covered by Section 4063 or 4064 of ERISA.

          (h) Neither CVS nor any of its Significant Subsidiaries is a party to any collective bargaining agreement. Except as would not be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on CVS, (i) there is no labor strike, slowdown or work stoppage or lockout against CVS or any of its Significant Subsidiaries and (ii) there is no unfair labor practice charge or complaint against or pending before the National Labor Relations Board. As of the date of this Agreement, there is no representation claim or petition pending before the National Labor Relations Board and, to the knowledge of CVS, no question concerning representation exists with respect to the employees of CVS or any of its Significant Subsidiaries.

          SECTION 4.16. Compliance with Laws; No Default; No Non-Competes. (a) Neither CVS nor any of its Subsidiaries is in violation of or has violated or failed to comply with any statute, law, ordinance, regulation, rule, judgment, decree, order, writ, injunction, permit or license or other authorization or approval of any Governmental Authority applicable to its business or operations, except for violations and failures to comply that would not, individually or in the aggregate, be reasonably likely to result in a Material Adverse Effect on CVS.

          (b) Each CVS Agreement is a valid, binding and enforceable obligation of CVS and in full force and effect, except where the failure to be valid, binding and enforceable and in full force and effect would not, individually or in the aggregate, have a Material Adverse Effect on CVS. None of CVS or any of its Subsidiaries is in default or violation of any term, condition or provision of (i) its respective certificate of incorporation or by-laws or similar organizational documents or (ii) any CVS Agreement, except, in the case of clauses (i) (with respect to organizational documents that are partnership, joint venture or similar documents) and (ii), for defaults or violations that, individually or in the aggregate, have not had and would not be reasonably likely to have a Material Adverse Effect on CVS. CVS has all permits and licenses (including pharmaceutical and liquor licenses and permits) necessary to carry on the business being conducted at each store location, except where the failure to have such permit or license would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on CVS. Neither CVS nor any Subsidiary of CVS is a party to any agreement that expressly limits the ability of CVS or any Subsidiary of CVS to compete in or conduct any line of business or compete with any Person or in any geographic area or during any period of time except to the extent that any such limitation would not be reasonably likely to have a Material Adverse Effect on CVS after giving effect to the Merger.

          SECTION 4.17. Finders' Fees. Except for Donaldson, Lufkin & Jenrette Securities Corporation and CS First Boston Corporation, a copy of each of whose engagement agreement has been provided to Revco, no investment banker, broker, finder, other intermediary or other Person is entitled to any fee or commission from CVS or any Subsidiary of CVS upon consummation of the transactions contemplated by this Agreement.

          SECTION 4.18. Environmental Matters. (a) Except as set forth in the CVS 10-K:

               (i) no notice, notification, demand, request for information, citation, summons or order has been received by, no complaint has been filed against, no penalty has been assessed against, and no investigation, action, claim, suit, proceeding or review is pending or, to the knowledge of CVS or any Subsidiary of CVS, is threatened by any Person, against CVS or any Subsidiary of CVS with respect to any matters relating to or arising out of any Environmental Law which, individually or in the aggregate, would be reasonably likely to have a Material Adverse Effect on CVS;

               (ii) no Hazardous Substance has been discharged, disposed of, dumped, injected, pumped, deposited, spilled, leaked, emitted or released at, on or under any property now or, to the knowledge of CVS, previously owned, leased or operated by CVS or any Subsidiary of CVS, which circumstance, individually or in the aggregate, would be reasonably likely to have a Material Adverse Effect on CVS; and

               (iii) there are no Environmental Liabilities that, individually or in the aggregate, have had or would be reasonably likely to have a Material Adverse Effect on CVS.

          (b) For purposes of this Section, capitalized terms used shall have the meanings assigned to them in Section 3.18(b), except that in all cases the word "CVS" shall be substituted for the word "Revco".

          SECTION 4.19. Assets. The assets, properties, rights and contracts, including (as applicable), title or leaseholds thereto, of CVS and its Subsidiaries, taken as a whole, are sufficient to permit CVS and its Subsidiaries to conduct their business as currently being conducted with only such exceptions as are not reasonably likely to have a Material Adverse Effect on CVS. All material real property owned by CVS and its Subsidiaries is owned free and clear of all Liens, except (A) those reflected or reserved against in the latest balance sheet (or notes thereto) of CVS included in the CVS SEC Documents filed prior to the date hereof, (B) taxes and general and special assessments not in default and payable without penalty or interest, (C) Liens disclosed in Schedule 4.19 and
(D) Liens that do not materially adversely interfere with any present use of such property.

          SECTION 4.20. Opinion of Financial Advisor. CVS has received the written opinion of Donaldson, Lufkin & Jenrette Securities Corporation to the effect that, as of the date hereof, the Conversion Number to be received by the holders of Shares in the Merger is fair to CVS from a financial point of view. CVS has delivered to Revco a copy of such opinion.

          SECTION 4.21. Transactions with Affiliates. Except to the extent disclosed in the CVS SEC Documents filed prior to the date of this Agreement and except as set forth on Schedule 4.21, from January 1, 1996 through the date of this Agreement, there have been no transactions, agreements, arrangements or understandings between CVS or its Subsidiaries, on the one hand, and CVS' Affiliates (other than wholly-owned Subsidiaries of CVS) or other Persons, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K under the 1933 Act.

          SECTION 4.22. Accounting Matters. Neither CVS nor, to its knowledge, any of its Subsidiaries has taken or agreed to take any action that would prevent CVS from accounting for the business combination to be effected by the Merger as a "pooling of interests".

          SECTION 4.23. Insurance. Except as set forth on Schedule 4.23, CVS and each of its Significant Subsidiaries are insured by insurers, reasonably believed by CVS to be of recognized financial responsibility and solvency, against such losses and risks and in such amounts as are customary in the businesses in which they are engaged. CVS' unsettled workers compensation and general liability claims would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on CVS.

          SECTION 4.24. Takeover Statutes. The Board of Directors of CVS has approved the Merger and this Agreement, and such approval is sufficient to render inapplicable to the Merger, this Agreement, and the transactions contemplated by this Agreement the provisions of
Section 203 of the Delaware Law. To the best of CVS' knowledge, no other Takeover Statute applicable to CVS or any of its Subsidiaries, is applicable to the Merger or the other transactions contemplated hereby.

          SECTION 4.25. Pooling Letter. CVS has received a letter from KPMG Peat Marwick, LLP dated as of the date of this Agreement and addressed to CVS, a copy of which has been delivered to Revco, stating that, as of the date of this Agreement, based on their best judgment regarding the application of GAAP and the published rules and regulations of the SEC relative to matters of accounting for business combinations, no conditions exist which would preclude CVS from accounting for the Merger as a pooling of interests.

          SECTION 4.26. Affiliates. Schedule 4.26 sets forth each
Person who, as of the date hereof, is, to the best of CVS' knowledge, deemed to be an Affiliate of CVS.


                               ARTICLE 5

                               COVENANTS

          SECTION 5.01. Conduct of Revco. Revco covenants and agrees that, from the date hereof until the Effective Time, except as expressly provided otherwise in this Agreement, including Schedules
3.11 and 5.01 hereto, or as reasonably necessary for Revco to fulfill its obligations hereunder, Revco and its Subsidiaries shall conduct their business in the ordinary course consistent with past practice and shall use their best efforts to preserve intact their business organizations and relationships with customers, suppliers, creditors and business partners and shall use their reasonable efforts to keep available the services of their present officers and employees. Without limiting the generality of the foregoing, from the date hereof until the Effective Time, without the prior written approval of CVS (which approval shall not be unreasonably withheld):

          (a) Revco will not adopt or propose any change in its certificate of incorporation or any material change in its bylaws;

          (b) Revco will not, and will not permit any Subsidiary of Revco to, adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other material reorganization of Revco or any of its Subsidiaries (other than a liquidation or dissolution of any Subsidiary or a merger or consolidation between wholly owned Subsidiaries);

          (c) Revco will not, and will not permit any Subsidiary of Revco to, make any investment in or acquisition of any business or stores of any Person or any material amount of assets (other than inventory), except for (i) acquisitions for cash of drug store businesses comprising not more than ten stores in any such business acquisition so long as no significant overlap exists between the stores so acquired and CVS' stores and (ii) any capital expenditure permitted by Section 5.01(k);

          (d) Revco will not, and will not permit any Subsidiary of Revco to, sell, lease, license, close, shut down or otherwise dispose of any assets (other than inventory) or stores or relocate any stores, except (i) pursuant to existing contracts or commitments listed on Schedule 5.01 or (ii) sales or other dispositions of assets (other than stores) in the ordinary course of business consistent with past practice;

          (e) Revco will not, and will not permit any Subsidiary of Revco to, declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock other than dividends paid by any Subsidiary of Revco to Revco or any other Subsidiary of Revco;

          (f) Revco will not, and will not permit any Subsidiary of Revco to, issue, sell, transfer, pledge, dispose of or encumber any additional shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class or series of Revco or its Subsidiaries, other than (i) issuances pursuant to the exercise of stock-based awards or options (including under the plans described in Section 3.05(a)) outstanding on the date hereof , (ii) options and Shares that may become issuable under Renoir's 1993 Employee Stock Purchase Plan, (iii) issuances by any Subsidiary of Revco to Revco or any other Subsidiary of Revco, (iv) Shares issuable in connection with Revco matching contributions pursuant to Revco's 401(k) Savings Plan and (v) Shares issuable pursuant to options granted to newly hired management level employees in accordance with Revco's past practices;

          (g) Revco will not, and will not permit any Subsidiary of Revco to, redeem, purchase or otherwise acquire directly or indirectly any of Revco's capital stock;

          (h) Revco will not, and will not permit any Subsidiary of Revco to, close, shut down, or otherwise eliminate any of Revco's or such Subsidiary's distribution centers;

          (i) Revco will not, and will not permit any Subsidiary of Revco to, move the location, close, shut down or otherwise eliminate Revco's or such Subsidiary's headquarters or effect a general staff reduction at such headquarters (other than the shutdown of, and related staff reduction at, the headquarters of Big B in Bessemer, Alabama);

          (j) Revco will not, and will not permit any Subsidiary of Revco to, (i) enter into (or commit to enter into) any new lease or renew any existing lease (except pursuant to commitments for such lease or lease renewal entered into as of the date hereof) or (ii) purchase or acquire or enter into any agreement to purchase or acquire any real estate (except pursuant to commitments existing as of the date hereof);

          (k) Revco will not, and will not permit any Subsidiary of Revco to, make or commit to make any capital expenditure (including for store remodellings, store signage and information systems) except for (i) (x) information systems expenditures in respect of the Integrated Voice Response and Patient Services Information Document projects (the "IS Projects") not to exceed $1,850,000 in the aggregate, provided that Revco shall keep CVS informed on a prompt basis of the status of each IS Project and shall use reasonable best efforts to terminate any further work or expenditure on either or both such projects if so requested by CVS, (y) information systems expenditures in Big B stores acquired as a result of the Big B Acquisition not in excess of $30,000 per store, and (z) expenditures on information systems as part of the expenditures permitted in subclauses (ii), (iv) and (v) of this clause (k) (it being understood that this clause (k)(i) will not restrict expenditures necessary for maintenance of existing information systems), (ii) expenditures not in excess of $50,000 per store in respect of any store acquired in accordance with Section 5.02(c)(i), (i ii) expenditures in connection with changing the external store signage in order to change the name of Big B stores to Revco, to the extent such expenditures are contractually committed as of the date hereof, (iv) expenditures not in excess of $7.5 million in connection with modifications to Big B's warehouse in Bessemer, Alabama, (v) expenditures in respect of store commitments specified in paragraph (j) above in an amount not in excess of that specified in Schedule 5.01(k) for each such store (or, for any such store for which no amount is so specified, not in excess of $300,000), (vi) expenditures not in excess of $1,500,000 incurred pursuant to an agreement dated December 19, 1996 with Andersen Consulting, and (vii) other individual capital expenditure projects or items (in respect of matters not covered above in this clause (k)) not exceeding $1 million per project or item,

          (l) Revco will not, and will not permit any Subsidiary of Revco to, without the prior written consent of CVS, change any tax election, change any annual tax accounting period, change any method of tax accounting, file any amended Tax Return, enter into any closing agreement relating to any material Tax, settle any material Tax claim or assessment, surrender any right to claim a Tax refund or consent to any extension or waiver (other than a reasonable extension or waiver) of the limitations period applicable to any Tax claim or assessment, if any such action would have the effect of materially increasing the aggregate Tax liability or materially reducing the aggregate tax assets of Revco and its Subsidiaries, taken as a whole, or, to the knowledge of Revco, CVS and its Subsidiaries, taken as a whole;

          (m) Revco will not, and will not permit any Subsidiary of Revco to, agree or commit to do any of the foregoing; and

          (n) Revco will not, and will not permit any Subsidiary of Revco to take or agree or commit to take any action that would make any representation and warranty of Revco hereunder inaccurate in any material respect at, or as of any time prior to, the Effective Time.

          SECTION 5.02. Conduct of CVS. From the date hereof until the Effective Time, except as expressly provided otherwise in this Agreement including Schedule 5.02 hereto, or as reasonably necessary for CVS to fulfill its obligations hereunder, CVS and its Subsidiaries shall conduct their business in the ordinary course consistent with past practice and shall use their best efforts to preserve intact their business organizations and relationships with customers, suppliers, creditors and business partners and shall use their reasonable efforts to keep available the services of their present officers and employees. It is understood that nothing in this Agreement will restrict (x) any acquisition by CVS or any of its Subsidiaries, in one or more transactions, of any drug store or any drug store or related business for cash in an aggregate amount not to exceed $350 million so long as no significant overlap exists between the stores so acquired and Revco's stores or (y) any disposition by CVS or its Subsidiaries, in one or more transactions, of (1) any or all of its Bob's Stores business, (2) its ownership interest in Linens 'n Things, Inc. or (3) its ownership interest in any real property or stores leased primarily to Bob's Stores Center, Inc., Linens 'n Things, Inc. or their respective Subsidiaries or to any former Subsidiary of CVS disposed of pursuant to the CVS Restructuring Program ((x) and (y) being referred to herein as the "Permitted CVS Transactions")). Without limiting the generality of the foregoing but subject to the preceding sentence, from the date hereof until the Effective Time, without the prior written approval of Revco (which approval shall not be unreasonably withheld):

          (a) CVS will not adopt or propose any change in its certificate of incorporation or any material change in its bylaws, except for the creation of a series of preferred stock in connection with the adoption of a shareholder rights plan;

          (b) CVS will not, and will not permit any Subsidiary of CVS to, (i) adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other material reorganization of CVS or any of its Subsidiaries (other than a liquidation or dissolution of any Subsidiary or a merger or consolidation between wholly owned Subsidiaries) or (ii) make any material acquisition of the business or stores of any Person (other than a wholly owned Subsidiary);

          (c) CVS will not, and will not permit any Subsidiary of CVS to, sell, lease, license or otherwise dispose of any assets (other than inventory) in an amount that would be material to CVS and its Subsidiaries, taken as a whole, except (i) pursuant to existing contracts or commitments or (ii) in the ordinary course of business consistent with past practice;

          (d) CVS will not, and will not permit any Subsidiary of CVS to, issue, sell, transfer, pledge, dispose of or encumber any additional shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class or series of CVS or its Subsidiaries, other than (v) issuances by any Subsidiary of CVS to CVS or any other Subsidiary of CVS, (w) preferred stock purchase rights and related preferred stock in connection with the adoption of a shareholder rights plan, (x) issuances pursuant to the exercise of stock-based awards or options, including under the plans described in
Section 4.05(a), outstanding on the date hereof or granted as contemplated in clause (z) below, (y) issuances of shares of CVS Common Stock upon conversion of shares of CVS ESOP Preference Stock outstanding on the date hereof, and (z) any grant of options or other stock based awards in respect of CVS Common Stock to employees or directors of CVS or any of its Subsidiaries that could result in the issuance of not more than 1,600,000 shares in the aggregate of CVS Common Stock;

          (e) CVS will not, and will not permit any Subsidiary of CVS to, declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock other than (i) cash dividends payable by CVS in an aggregate amount not in excess of $0.14 per share per calendar quarter, (ii) required cash dividends on CVS ESOP Preference Stock and (iii) dividends paid by any Subsidiary of CVS to CVS or any other Subsidiary of CVS;

          (f) CVS will not, and will not permit any Subsidiary of CVS to, redeem, purchase or otherwise acquire directly or indirectly any of CVS' capital stock;

          (g) CVS will not, and will not permit any Subsidiary of CVS to, agree or commit to do any of the foregoing; and

          (h) CVS will not, and will not permit any Subsidiary of CVS to take or agree or commit to take any action that would make any representation and warranty of CVS hereunder inaccurate in any material respect at, or as of any time prior to, the Effective Time.

          SECTION 5.03. Stockholder Meetings; Proxy Materials; Form S-4. (a) Unless the Board of Directors of Revco shall take any action permitted by the third sentence of this Section 5.03(a), Revco shall cause a meeting of its stockholders (the "Revco Stockholder Meeting") to be duly called and held as soon as reasonably practicable after the date of this Agreement for the purpose of voting on the approval and adoption of this Agreement and the Merger (the "Revco Stockholder Approval"). Except as provided in the next sentence, the Board of

Directors of Revco shall recommend approval and adoption of this Agreement and the Merger by Revco's stockholders. The Board of Directors of Revco shall be permitted to (i) not recommend to Revco's stockholders that they give the Revco Stockholder Approval or (ii) withdraw or modify in a manner adverse to CVS its recommendation to Revco's stockholders that they give the Revco Stockholder Approval, but in each of cases (i) and (ii) only if and to the extent that Revco has complied with Section 5.05 and a Superior Proposal is pending at the time Revco's Board of Directors determines to take any such action or inaction; provided that no such failure to recommend, withdrawal or modification shall be made unless Revco shall have delivered to CVS a written notice (a "Notice of Superior Proposal") advising CVS that the Board of Directors of Revco has received a Superior Proposal and identifying the Person making such Superior Proposal; provided, further that nothing contained in this Agreement shall prevent the Board of Directors of Revco from complying with Rule 14e-2 under the 1934 Act with regard to an Acquisition Proposal. In connection with such stockholder meeting, Revco (x) will promptly prepare and file with the SEC, will use its reasonable best efforts to have cleared by the SEC and will thereafter mail to its stockholders as promptly as practicable the Revco Proxy Statement and all other proxy materials for such meeting, (y) will use its reasonable best efforts, subject to the immediately preceding sentence, to obtain the Revco Stockholder Approval and (z) will otherwise comply with all legal requirements applicable to such meeting. For purposes of this Agreement, "Superior Proposal" means any bona fide Acquisition Proposal for at least a majority of the outstanding Shares on terms that the Board of Directors of Revco determines in its good faith judgment (based on the advice of a financial advisor of nationally recognized reputation, taking into account all the terms and conditions of the Acquisition Proposal, including any break-up fees, expense reimbursement provisions and conditions to consummation) are more favorable and provide greater value to all Revco's stockholders than this Agreement and the Merger taken as a whole. For purposes of this Agreement, "Acquisition Proposal" means any offer or proposal for, or any indication of interest in, a merger or other business combination involving Revco or any Subsidiary of Revco or the acquisition of any equity interest in, or a substantial portion of the assets of, Revco or any Subsidiary of Revco, other than the transactions contemplated by this Agreement and other than an offer for a bona fide de minimis equity interest, or for an amount of assets not material to Revco and its Subsidiaries taken as a whole, that Revco has no reason to believe would lead to a change of control of Revco (or to the acquisition of a substantial portion of the assets of Revco and its Subsidiaries).

          (b) Unless the Board of Directors of Revco shall take any action permitted by the third sentence of paragraph (a) above, CVS shall cause a meeting of its stockholders (the "CVS Stockholder Meeting") to be duly called and held as soon as reasonably practicable after the date of this Agreement for the purpose of voting on the issuance of shares of CVS Common Stock in connection with the Merger (the "CVS Stockholder Approval") and, at such stockholder meeting, the Directors of CVS shall recommend approval by CVS' stockholders of such issuance of shares of CVS Common Stock. Unless the Board of Directors of Revco shall take any action permitted by the third sentence of paragraph (a) above in connection with such stockholder meeting, CVS (i) will promptly prepare and file with the SEC, will use its reasonable best efforts to have cleared by the SEC and will thereafter mail to its stockholders as promptly as practicable the CVS Proxy Statement and all other proxy materials for such meeting, (ii) will use its reasonable best efforts to obtain the CVS Stockholder Approval and (iii) will otherwise comply with all legal requirements applicable to such meeting.

          (c) CVS shall promptly prepare and file with the SEC the Form S-4 with respect to the CVS Common Stock issuable in connection with the Merger and take any action required to be taken under applicable state securities laws and the regulations of the NYSE in connection with such issuance of CVS Common Stock. Subject to the terms and conditions of this Agreement and unless the Board of Directors of Revco shall take any action permitted by the third sentence of paragraph (a) above, CVS shall use its reasonable best efforts to have the Form S-4 declared effective under the 1933 Act as promptly as practicable after the Form S-4 is filed.

          SECTION 5.04. Access to Information. (a) To the extent permitted by applicable law, from the date hereof until the Effective Time, Revco will give CVS, its counsel, financial advisors, auditors and other authorized representatives reasonable access during normal business hours to the offices, properties, books and records of Revco and its Subsidiaries, will furnish to CVS, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such Persons may reasonably request and will instruct Revco's employees, auditors, counsel and financial advisors to cooperate with CVS in its investigation of the business of Revco and its Subsidiaries; provided that no investigation pursuant to this Section shall affect any representation or warranty given by Revco to CVS hereunder. In the event Revco requests approval of CVS pursuant to Section 5.01 to enter into any new store lease, CVS agrees not to contact the applicable landlord regarding such store lease or property unless CVS is already involved in discussions with the landlord regarding such lease or property and such discussions have not been terminated prior to such request. The foregoing information shall be held in confidence to the extent required by, and in accordance with, the provisions of the letter agreement dated January 8, 1997 between CVS and Revco (the "Confidentiality Agreement").

          (b) To the extent permitted by applicable law, from the date hereof until the Effective Time, CVS will give Revco, its counsel, financial advisors, auditors and other authorized representatives reasonable access during normal business hours to the offices, properties, books and records of CVS and its Subsidiaries, will furnish to Revco, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such Persons may reasonably request and will instruct CVS' employees, auditors, counsel and financial advisors to cooperate with Revco in its investigation of the business of CVS and its Subsidiaries; provided that no investigation pursuant to this Section shall affect any representation or warranty given by CVS to Revco hereunder. Such information shall be held in confidence to the extent required by, and in accordance with, the Confidentiality Agreement.

          SECTION 5.05. Other Offers. From the date hereof until the termination hereof, Revco will not and will cause its Subsidiaries and the officers, directors, employees, investment bankers, consultants and other agents of Revco and its Subsidiaries and the Affiliates of Revco over which Revco exercises control not to, directly or indirectly, take any action to solicit, initiate, encourage or facilitate the making of any Acquisition Proposal or any inquiry with respect thereto or engage in discussions or negotiations with any Person with respect thereto, or disclose any non-public information relating to Revco or any Subsidiary of Revco or afford access to the properties, books or records of Revco or any Subsidiary of Revco to, any Person that has made any Acquisition Proposal; provided that nothing contained in this Section 5.05 shall prevent Revco from furnishing non-public information to, or entering into discussions or negotiations with, any Person in connection with an unsolicited bona fide Acquisition Proposal received from such Person so long as prior to furnishing non-public information to, or entering into discussions or negotiations with, such Person, Revco receives from such Person an executed confidentiality agreement with terms no less favorable to Revco than those contained in the Confidentiality Agreement; provided, further that nothing contained in this Agreement shall prevent (a) the Board of Directors of Revco from complying with Rule 14e-2 under the 1934 Act with regard to an Acquisition Proposal or (b) Revco from taking any action, reasonably acceptable to CVS, that may be necessary in order to comply with Revco's obligations under Section 5.07. Revco will promptly (and in no event later than 24 hours after receipt of any Acquisition Proposal) notify (which notice shall be provided orally and in writing and shall identify the Person making such Acquisition Proposal and set forth the material terms thereof) CVS after receipt of any Acquisition Proposal or any request for nonpublic information relating to Revco or any Subsidiary of Revco or for access to the properties, books or records of Revco or any Subsidiary of Revco by any Person that may be considering making, or has made, an Acquisition Proposal. Revco will keep CVS reasonably informed of the status and material terms of any Superior Proposal. Revco shall give CVS at least 24 hours' advance notice of any information to be supplied to, and at least 48 hours' advance notice of any agreement to be entered into with, any Person making such Superior Proposal. Revco will, and will cause its Subsidiaries and the officers, directors, employees and other agents of Revco and its Subsidiaries and the Affiliates of Revco over which Revco exercises control to, immediately cease and cause to be terminated all discussions and negotiations, if any, that have taken place prior to the date hereof with any parties with respect to any Acquisition Proposal.

          SECTION 5.06. Notices of Certain Events. (a) Revco and CVS shall promptly notify each other of:

               (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; and

               (ii) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement.

          (b) Revco shall promptly notify CVS of any actions, suits, claims, investigations or proceedings commenced or, to its knowledge threatened against, relating to or involving or otherwise affecting Revco or any Subsidiary of Revco which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to
Section 3.13 or which relate to the consummation of the transactions contemplated by this Agreement.

          (c) CVS shall promptly notify Revco of any actions, suits, claims, investigations or proceedings commenced or, to its knowledge threatened against, relating to or involving or otherwise affecting CVS or any Subsidiary of CVS which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to
Section 4.13 or which relate to the consummation of the transactions contemplated by this Agreement.

          SECTION 5.07. Best Efforts. (a) Subject to the terms and conditions of this Agreement, each party will use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the Merger and the other transactions contemplated by this Agreement. In furtherance and not in limitation of the foregoing, each party hereto agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable and in any event within ten business days of the date hereof and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable.

(b) Each of CVS and Revco shall, in connection with the efforts referenced in Section 5.07(a) to obtain all requisite approvals and authorizations for the transactions contemplated by this Merger Agreement under the HSR Act or any other Antitrust Law, use its best efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party; (ii) keep the other party informed in all material respects of any material communication received by such party from, or given by such party to, the Federal Trade Commission (the "FTC"), the Antitrust Division of the Department of Justice (the "DOJ") or any other Governmental Authority and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby; and (iii) permit the other party to review any material communication given by it to, and consult with each other in advance of any meeting or conference with, the FTC, the DOJ or any such other Governmental Authority or, in connection with any proceeding by a private party, with any other Person, and to the extent permitted by the FTC, the DOJ or such other applicable Governmental Authority or other Person, give the other party the opportunity to attend and participate in such meetings and conferences. For purposes of this Agreement, "Antitrust Law" means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other federal, state and foreign, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

          (c) In furtherance and not in limitation of the covenants of the parties contained in Sections 5.07(a) and (b), each of CVS and Revco shall use its best efforts to resolve such objections if any, as may be asserted with respect to the transactions contemplated hereby under any Antitrust Law. In connection with the foregoing, if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Antitrust Law, each of CVS and Revco shall cooperate in all respects with each other and use its respective best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement. Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 5.07 shall limit a party's right to terminate this Agreement pursuant to Section 7.01(b)(i) or 7.01(c) so long as such party has up to then complied in all material respects with its obligations under this Section 5.07.

          (d) If any objections are asserted with respect to the transactions contemplated hereby under any Antitrust Law or if any suit is instituted by any Governmental Authority or any private party challenging any of the transactions contemplated hereby as violative of any Antitrust Law, each of CVS and Revco shall use its best efforts to resolve any such objections or challenge as such Governmental Authority or private party may have to such transactions under such Antitrust Law so as to permit consummation of the transactions contemplated by this Agreement. In furtherance and not in limitation of the foregoing, each of CVS and Revco (and, to the extent required by any Governmental Authority, its respective Subsidiaries and Affiliates over which it exercises control) shall be required to enter into a settlement, undertaking, consent decree, stipulation or other agreement (each, a "Settlement") with a Governmental Authority regarding antitrust matters in connection with the transactions contemplated by this Agreement, but, notwithstanding anything else contained in this Agreement, neither CVS nor Revco shall be required to enter into any Settlement that requires CVS and/or Revco to hold separate (including by establishing a trust or otherwise) or to sell or otherwise dispose of stores of CVS (and its Subsidiaries) and/or Revco (and its Subsidiaries) the aggregate revenues of which (for the fiscal year ended December 31, 1996, in the case of CVS stores, and June 1, 1996, in the case of Revco stores) exceeded $400 million (such a Settlement so requiring the holding separate, sale or other disposition of such stores the aggregate revenues of which, so determined, did not exceed $400 million being referred to herein as the "Threshold Settlement"); provided that there shall be excluded from stores counted in determining whether the Threshold Settlement has been exceeded any stores acquired pursuant to, and CVS agrees that it shall take any action necessary to resolve any objections that are raised as contemplated by this Section 5.07 in connection with, any acquisition permitted under clause (x) of the second sentence of
Section 5.02 or under Section 5.02(b)(ii); provided further that any stores acquired by Revco as permitted by Section 5.01(c) shall be counted in determining whether the Threshold Settlement has been exceeded. The parties agree that compliance with any such Threshold Settlement may require holding separate, sale or disposition of stores of either or both of the parties.

          SECTION 5.08. Cooperation. Without limiting the generality of Section 5.07, CVS and Revco shall together, or pursuant to an allocation of responsibility to be agreed between them, coordinate and cooperate (i) with respect to the timing of the CVS Stockholder Meeting and Revco Stockholder Meeting and shall use their reasonable efforts to hold such meetings on the same day, (ii) in connection with the preparation of the Revco Proxy Statement and the CVS Disclosure Documents, (iii) in determining whether any action by or in respect of, or filing with, any governmental body, agency or official, or authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement, and (iv) in seeking any such actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith or with the Revco Proxy Statement or the CVS Disclosure Documents and seeking timely to obtain any such actions, consents, approvals or waivers.

          SECTION 5.09. Public Announcements. So long as this Agreement is in effect, CVS and Revco will consult with each other before issuing any press release or making any SEC filing or other public statement with respect to this Agreement or the Zell/Chilmark Stockholder Agreement or the transactions contemplated hereby or thereby and, except as may be required by applicable law, court process or any listing agreement with any national securities exchange, will not issue any such press release or make any such SEC filing or other public statement prior to such consultation and providing the other party with a reasonable opportunity to comment thereon.

          SECTION 5.10. Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of Revco or Merger Subsidiary, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of Revco or Merger Subsidiary, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of Revco acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

          SECTION 5.11. Affiliates; Registration Rights. (a) Revco shall use its best efforts to deliver to CVS, within 15 days of the date hereof, a letter agreement substantially in the form of Exhibit C-1 hereto executed by each Person listed on Schedule 3.27.

          (b) CVS shall use its best efforts to obtain, within 15 days of the date hereof, a letter agreement substantially in the form of Exhibit C-2 hereto executed by each Person listed on Schedule 4.26.

          (c) Prior to the Closing Date, Revco shall cause to be delivered to CVS a letter identifying, to the best of Revco's knowledge, all Persons who are, at the time of the Revco Stockholder Meeting described in Section 5.03(a), deemed to be "affiliates" of Revco for purposes of Rule 145 under the 1933 Act (the "1933 Act Affiliates"). Revco shall use its reasonable best efforts to cause each Person who is so identified as a 1933 Act Affiliate to deliver to CVS on or prior to the Closing Date a letter agreement substantially in the form of Exhibit C-3 to this Agreement.

          (d) At or prior to the Effective Time, CVS shall enter into a Registration Rights Agreement in the form attached as Exhibit B hereto with each of the 1933 Act Affiliates of Revco that has theretofore executed and delivered to CVS letter agreements substantially in the form of Exhibits C-1 and C-3 hereto.

          SECTION 5.12. Director and Officer Liability. CVS agrees that at all times after the Effective Time, it shall cause the Surviving Corporation and its Subsidiaries to indemnify each Person who is now, or has been at any time prior to the date hereof, an employee, agent, director or officer of Revco or of any Subsidiary of Revco, its successors and assigns (individually an "Indemnified Party" and collectively the "Indemnified Parties"), to the fullest extent permitted by law, with respect to any claim, liability, loss, damage, judgment, fine, penalty, amount paid in settlement or compromise, cost or expense (including reasonable fees and expenses of legal counsel), whenever asserted or claimed, based in whole or in part on, or arising in whole or in part out of, any facts or circumstances occurring at or prior to the Effective Time whether commenced, asserted or claimed before or after the Effective Time, including liability arising under the 1933 Act, the 1934 Act or state law. CVS shall, or shall cause the Surviving Corporation to, maintain in effect for not less than six years after the Effective Time the current policies of directors' and officers' liability insurance maintained by Revco and its Subsidiaries on the date hereof (provided that CVS may substitute therefor policies with reputable and financially sound carriers having at least the same coverage and amounts thereof and containing terms and conditions which are no less advantageous to the Persons currently covered by such policies as insured) with respect to facts or circumstances occurring at or prior to the Effective Time; provided that if the aggregate annual premiums for such insurance during such six-year period shall exceed 200% of the per annum rate of the aggregate premium currently paid by Revco and its Subsidiaries for such insurance on the date of this Agreement, then CVS shall cause the Surviving Corporation to, and the Surviving Corporation shall, provide the most advantageous coverage that shall then be available at an annual premium equal to 200% of such rate. CVS agrees to pay all expenses (including fees and expenses of counsel) that may be incurred by any Indemnified Party in successfully enforcing the indemnity or other obligations under this
Section 5.12. The rights under this Section 5.12 are in addition to rights that an Indemnified Party may have under the certificate of incorporation, bylaws, or other similar organizational documents of Revco or any of its Subsidiaries or the Delaware Law. The rights under this Section 5.12 shall survive consummation of the Merger and are expressly intended to benefit each Indemnified Party. CVS agrees to cause the Surviving Corporation and any of its Subsidiaries (or their successors) to maintain in effect for a period of six years the provisions of its certificate of incorporation or bylaws or similar organizational documents providing for indemnification of Indemnified Parties, with respect to facts or circumstances occurring at or prior to the Effective Time, to the fullest extent provided by law; provided that the foregoing shall not in any way restrict or preclude any sale, liquidation or dissolution of any Subsidiary of CVS at any time after the Effective Time.

          SECTION 5.13. Obligations of Merger Subsidiary. CVS will take all action necessary to cause Merger Subsidiary to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

          SECTION 5.14. Listing of Stock. CVS shall use its best efforts to cause the shares of CVS Common Stock to be issued in connection with the Merger to be approved for listing on the NYSE on or prior to the Closing Date, subject to official notice of issuance.

          SECTION 5.15. Antitakeover Statutes. If any Takeover Statute is or may become applicable to the Merger, each of CVS and Revco shall take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Statute on the Merger.

          SECTION 5.16. Confidentiality/Standstill Agreement. The parties hereto agree that the Confidentiality Agreement shall be hereby amended to provide that any provision therein which in any manner would be inconsistent with this Agreement or the Zell/Chilmark Stockholder Agreement or the transactions contemplated hereby or thereby shall terminate as of the date hereof; provided, however, that such provisions of the Confidentiality Agreement shall be reinstated in the event of any termination of this Agreement. Revco agrees not to take any action that would impede, bar, restrict or otherwise interfere in any material respect with CVS' rights under the Zell/Chilmark Stockholder Agreement. The provisions of this Section
5.16 shall survive any termination of this Agreement.

          SECTION 5.17. Tax and Accounting Treatment. Each of CVS and Revco shall not take any action and shall not fail to take any action which action or failure to act would prevent, or would be reasonably likely to prevent, the Merger from qualifying (A) for pooling of interests accounting treatment or (B) as a reorganization within the meaning of Section 368(a) of the Code, and Revco shall use reasonable efforts to obtain the opinion of counsel referred to in Section 6.03(b).

          SECTION 5.18. Employee Benefits. (a) Subject to Section 1.04, following the Effective Time, CVS shall, or shall cause the Surviving Corporation to (i) honor all obligations under employment agreements of Revco and (ii) pay all benefits accrued through the Effective Time under employee benefit plans, programs, policies and arrangements of Revco (including any rabbi trust agreement) in accordance with the terms thereof. In furtherance and not in limitation of the foregoing, CVS agrees to provide, or cause the Surviving Corporation to provide, employees of Revco who continue to be employed by

Revco as of the Effective Time ("Continuing Employees") for a period of not less than one year following the Effective Time with (A) annual compensation not less favorable than the annual compensation which they were receiving immediately prior to the Effective Time, and (B) benefits which, in the aggregate, are no less favorable than the benefits provided to such Revco employees immediately prior to the Effective Time; provided, however, that the CVS incentive bonus plans or arrangements, the EVA Plan and the Revco 1993 Employee Stock Purchase Plan shall be disregarded for purposes of this clause (B). Following such one-year period, Continuing Employees shall be provided with compensation and benefits no less favorable than the compensation and benefits provided to similarly situated CVS employees. In addition to the foregoing, for a period of one year following the Effective Time, CVS shall, or shall cause the Surviving Corporation to, establish and maintain a plan to provide severance and termination benefits to all non-union employees of Revco which are no less favorable than the severance and termination benefits provided under Revco's plans and arrangements in effect as of the date of this Agreement as described in Schedule 5.18(a). Furthermore, with respect to medical benefits provided to Continuing Employees as of the Effective Time under CVS' benefit plans, CVS agrees that it will, or it will cause the Surviving Corporation and its Subsidiaries to, waive waiting periods and pre-existing condition requirements under such plans (to the extent waived under Revco's plans), and will give Continuing Employees credit for any copayments and deductibles actually paid by such employees under Revco's medical plans during the calendar year in which the Closing occurs. In addition, service with Revco shall be recognized for purposes of eligibility under CVS welfare plans as well as for purposes of CVS' programs or policies for vacation pay and sick pay. Without limiting the generality of the foregoing, CVS shall honor all vacation, personal and sick days accrued by Continuing Employees under Revco's plans, policies, programs and arrangements immediately prior to the Effective Time.

          (b) Revco shall be permitted to pay, under its Economic Value Added Incentive Bonus Plan (the "EVA Plan"), a bonus to each participant in the EVA Plan who is actively employed by Revco at the earlier of (i) the Effective Time and (ii) May 31, 1997, equal to the bonus such individual is entitled to under the EVA plan based upon the Company's performance through May 31, 1997 or, if earlier, annualized performance through the Effective Time. To the extent the Effective Time is after May 31, 1997, a new plan year shall begin under the EVA Plan and each participant in the EVA Plan who is actively employed by Revco at the

Closing Date will be entitled to receive a bonus based upon annualized performance through the Closing Date with the size of such bonus payments to be pro-rated for the part of the new plan year which has elapsed as of the Closing Date. For the first plan year of CVS ending after the Closing Date, each Continuing Employee who was a participant in the EVA Plan shall be entitled to participate in the CVS incentive bonus plans or arrangements with a target bonus opportunity (when expressed as a percentage of base pay) not less than such Continuing Employee's target bonus opportunity (when expressed as a percentage of base pay) under the EVA Plan for the plan year in which the Closing Date occurs. The parties agree that Schedule 5.18(b) accurately sets forth the methodology for calculating bonuses payable under the EVA Plan.

          SECTION 5.19. CVS Board of Directors. The Board of Directors of CVS shall take such corporate actions as are necessary to provide that, effective at the Effective Time of the Merger, the individuals set forth on Schedule 5.19 shall become members of the Board of Directors of CVS.

          SECTION 5.20. Combined Financial Results. CVS covenants and agrees for the benefit of the persons specified in Schedules 3.27 and
4.26 that, as promptly as practicable following the Effective Time and in any event no later than the earlier of (i) 45 days after the end of the calendar month in which the Effective Time occurs and (ii) 60 days after the Effective Time, it will publicly release the financial results of CVS and Revco for a 30-day period following the Effective Time.

          SECTION 5.21. Charitable Commitment. CVS agrees that for a period of three years following the Effective Time, CVS will continue to maintain a charitable commitment in the Cleveland area (including suburbs) commensurate with the level previously maintained by Revco, such commitment to take the form of and include contributions, sponsorship of charitable events and similar activities in the nature of the contributions and activities set forth on Schedule 5.21; provided that CVS shall not be required to expend more than $1,000,000 annually in respect of such commitment.


                               ARTICLE 6

                       CONDITIONS TO THE MERGER

          SECTION 6.01. Conditions to the Obligations of Each Party. The obligations of Revco, CVS and Merger Subsidiary to consummate the Merger are subject to the satisfaction (or waiver by the party for whose benefit the applicable condition exists) of the following conditions:

          (a) (i) this Agreement and the transactions contemplated hereby shall have been approved and adopted by the stockholders of Revco in accordance with the Delaware Law and (ii) if required by the applicable rules of the NYSE, by the stockholders of CVS;

          (b) any applicable waiting period under the HSR Act relating to the transactions contemplated by this Agreement shall have expired;

          (c) no provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit or enjoin the consummation of the Merger;

          (d) there shall not be pending any suit, action or proceeding by any governmental entity, (i) seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement, or seeking to obtain from CVS or Revco any damages the amount of which would be reasonably likely to have a Material Adverse Effect on Revco and CVS, taken as a whole, or (ii) except to the extent consistent with the obligations of Revco and CVS under Section 5.07, seeking to prohibit or limit the ownership or operation by CVS, Revco or any of their respective Subsidiaries of, or to compel CVS, Revco or any of their respective Subsidiaries to dispose of or hold separate, any material portion of the business or assets of CVS, Revco or any of their respective Subsidiaries, as a result of the Merger or any of the other transactions contemplated by this Agreement;

          (e) the Form S-4 shall have been declared effective under the 1933 Act and no stop order suspending the effectiveness of the Form S-4 shall be in effect and no proceedings for such purpose shall be pending before or threatened by the SEC; and

          (f) the shares of CVS Common Stock to be issued in the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

          SECTION 6.02. Conditions to the Obligations of CVS and
Merger Subsidiary. The obligations of CVS and Merger Subsidiary to consummate the Merger are subject to the satisfaction (or waiver by CVS) of the following further conditions:

          (a) (i) Revco shall have performed in all material respects all of its obligations and complied in all material respects with all of its covenants hereunder required to be performed or complied with by it at or prior to the Effective Time and (ii) the representations and warranties of Revco contained in this Agreement shall be true and correct in all material respects at and as of the Effective Time, as if made at and as of such time, except (x) for changes specifically permitted by this

Agreement and (y) those representations and warranties that address matters only as of a particular date which are true and correct in all material respects as of such date; and CVS shall have received a certificate signed by an executive officer of Revco to the effect set forth in clauses (i) and (ii).

          SECTION 6.03. Conditions to the Obligations of Revco. The obligations of Revco to consummate the Merger are subject to the satisfaction (or waiver by Revco) of the following further conditions:

          (a) (i) CVS shall have performed in all material respects all of its obligations and complied in all material respects with all of its covenants hereunder required to be performed or complied with by it at or prior to the Effective Time and (ii) the representations and warranties of CVS contained in this Agreement shall be true and correct in all material respects at and as of the Effective Time, as if made at and as of such time, except (x) for changes specifically permitted by this Agreement and (y) those representations and warranties that address matters only as of a particular date which are true and correct in all material respects as of such date; and Revco shall have received a certificate signed by an executive officer of CVS to the effect set forth in clauses (i) and (ii); and

          (b) Revco shall have received an opinion of Cravath, Swaine & Moore in form and substance reasonably satisfactory to Revco, on the basis of certain facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, to the effect that neither it nor any of its stockholders shall recognize gain or loss for U.S. federal income tax purposes as a result of the Merger (other than in respect of any cash paid in lieu of fractional shares). In rendering the opinions described in the preceding sentence, such counsel may require and rely upon representations contained in certificates of officers and principal stockholders of Revco, CVS and their respective Subsidiaries (the certificates substantially in the form of Exhibits D and E).


                               ARTICLE 7

                              TERMINATION

          SECTION 7.01. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of Revco or CVS):

          (a) by mutual written consent of Revco and CVS;

          (b) by either Revco or CVS,

               (i) if the Merger has not been consummated by September 30, 1997 (the "End Date"); or

               (ii) if the Revco Stockholder Approval or the CVS
          Stockholder Approval shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of stockholders or any adjournment thereof;

          (c) by either Revco or CVS (so long as such party has complied in all material respects with its obligations under Section 5.07), if consummation of the Merger would violate or be prohibited by any law or regulation or if any injunction, judgment, order or decree enjoining Revco or CVS from consummating the Merger is entered and such injunction, judgment, order or decree shall become final and nonappealable;

          (d) by Revco:

               (i) if prior to the Revco Stockholder Meeting, the Board of Directors of Revco shall have failed to recommend or withdrawn or modified or changed in a manner adverse to CVS its approval or recommendation of this Agreement or the Merger or shall have recommended a Superior Proposal, or Revco shall have entered into a definitive agreement providing for a Superior Proposal with a Person other than CVS or its Subsidiaries (or the Board of Directors of Revco resolves to do any of the foregoing), in each case in accordance with and to the extent permitted by Section 5.03(a); provided that Revco shall have given CVS at least forty-eight hours advance actual notice of any termination pursuant to this Section 7.01(d)(i) and shall have made the payment referred to in Section 8.04(b) hereof; or

               (ii) upon a breach of any representation, warranty, covenant or agreement of CVS, or if any representation or warranty of CVS shall become untrue, in either case such that the conditions set forth in Section 6.03(a) would be incapable of being satisfied by the End Date;

          (e) by CVS:

               (i) if the Board of Directors of Revco shall have failed to recommend or withdrawn, or modified or changed in a manner adverse to CVS its approval or recommendation of this Agreement or the Merger or shall have recommended a Superior Proposal, or Revco shall have entered into a definitive agreement providing for a Superior Proposal with a Person other than CVS or its Subsidiaries (or the Board of Directors of Revco resolves to do any of the foregoing); or

               (ii) upon a breach of any representation, warranty, covenant or agreement of Revco, or if any representation or warranty of Revco shall become untrue, in either case such that the conditions set forth in Section 6.02(a) would be incapable of being satisfied by the End Date.

          The party desiring to terminate this Agreement pursuant to clauses (b), (c), (d) or (e) of this Section 7.01 shall give written notice of such termination to the other party in accordance with
Section 8.01, specifying the provision hereof pursuant to which such termination is effected. Notwithstanding anything else contained in this Agreement, (A) the right to terminate this Agreement under this
Section 7.01 shall not be available to any party (1) that is in material breach of its obligations hereunder or (2) whose failure to fulfill its obligations or to comply with its covenants under this Agreement in all material respects has been the cause of, or resulted in, the failure to satisfy any condition to the obligations of either party hereunder, and (B) no party that is in material breach of its obligations hereunder shall be entitled to any payment of any amount from the other party pursuant to Section 8.04.

          SECTION 7.02. Effect of Termination. If this Agreement is terminated pursuant to Section 7.01, this Agreement shall become void and of no effect with no liability on the part of any party hereto, except that (a) the agreements contained in this Section 7.02 and in Sections 5.16 and 8.04 and in the Confidentiality Agreement shall survive the termination hereof and (b) no such termination shall relieve any party of any liability or damages resulting from any willful material breach by that party of this Agreement.


                               ARTICLE 8

                             MISCELLANEOUS

          SECTION 8.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including telecopy or similar writing) and shall be given:

                  if to CVS, to:

                         CVS Corporation
                         One CVS Drive
                         Woonsocket, RI  02895
                         Fax: (401) 762-3012

                         Attention: Thomas M. Ryan, Vice Chairman and
                                    Chief Operating Officer
                  with a copy to:

                         Davis Polk & Wardwell
                         450 Lexington Avenue
                         New York, New York  10017
                         Fax: (212) 450-4800

                         Attention: Dennis S. Hersch, Esq.

                  if to Revco, to:

                         Revco D.S., Inc.
                         1925 Enterprise Parkway
                         Twinsburg, OH  44087
                         Fax: (216) 487-1679

                         Attention: Jack A. Staph, Esq.


                  with a copy to:

                         Cravath, Swaine & Moore
                         Worldwide Plaza
                         825 Eighth Avenue
                         New York, New York  10019-7475
                         Fax: (212) 474-3700

                         Attention: Alan C. Stephenson, Esq.

or such other address or telecopy number as such party may hereafter specify for the purpose by notice to the other parties hereto. Each such notice, request or other communication shall be effective (a) if given by telecopy, when such telecopy is transmitted to the telecopy number specified in this Section 8.01 and the appropriate telecopy confirmation is received or (b) if given by any other means, when delivered at the address specified in this
Section 8.01.

          SECTION 8.02. Entire Agreement; Non-Survival of Representations and Warranties; Third Party Beneficiaries. (a) This Agreement (including any exhibits hereto), the other agreements referred to in this Agreement and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to such subject matter. None of this Agreement, the Confidentiality Agreement or any other agreement contemplated hereby or thereby (or any provision hereof or thereof) is intended to confer on any Person other than the parties hereto or thereto any rights or remedies (except that Article I and Sections 5.12, 5.18 and 5.20 are intended to confer rights and remedies on the Persons specified therein).

          (b) The representations and warranties contained herein or in any schedule, instrument or other writing delivered pursuant hereto shall not survive the Effective Time.

          SECTION 8.03. Amendments; No Waivers. (a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Revco and CVS or, in the case of a waiver, by the party against whom the waiver is to be effective; provided that after the adoption of this Agreement by the stockholders of (i) Revco, there shall be made no amendment that by law requires further approval by stockholders without the further approval of such stockholders and (ii) CVS, there shall be made no amendment that by law requires further approval by stockholders without the further approval of such stockholders.

          (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

          SECTION 8.04. Expenses. (a) Except as otherwise specified in this Section 8.04 or agreed in writing by the parties, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such cost or expense.

          (b) If (x) Revco shall terminate this Agreement pursuant to
Section 7.01(d)(i) hereof, or (y) CVS shall terminate this Agreement pursuant to Section

7.01(e)(i) hereof, or (z) either party shall terminate this Agreement pursuant to Section 7.01(b)(ii) in circumstances where the Revco Stockholder Approval has not been obtained and Revco has not complied with its obligation to recommend the Revco Stockholder Approval in accordance with Section 5.03(a), then in any such case as described in clause (x), (y) or (z) (each such case of termination being referred to as a "Trigger Event"), Revco shall pay to CVS (by wire transfer of immediately available funds not later than the date of termination of this Agreement) an amount equal to $80,000,000 plus all out-of-pocket expenses (not to exceed $5,000,000) incurred by CVS in connection with this Agreement, the Merger and the other transactions contemplated hereby. Acceptance by CVS of the payment referred to in the foregoing sentence shall constitute conclusive evidence that this Agreement has been validly terminated.

          (c) If either party shall terminate this Agreement pursuant to Section 7.01(b)(ii) in circumstances where the CVS Stockholder Approval has not been obtained and CVS has not complied with its obligation to recommend the CVS Stockholder Approval in accordance with Section 5.03(b), then CVS shall pay to Revco (by wire transfer of immediately available funds not later than the date of termination of this Agreement) an amount equal to $80,000,000 plus all out-of- pocket expenses (not to exceed $5,000,000) incurred by Revco in connection with this Agreement, the Merger and the other transactions contemplated hereby.

          SECTION 8.05. Successors and Assigns. The provisions of this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the written consent of the other parties hereto except that CVS may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to any direct or indirect wholly owned Subsidiary of CVS, it being understood that no such assignment shall relieve CVS from any of its obligations hereunder.

          SECTION 8.06. Governing Law. This Agreement shall be construed in accordance with and governed by the law of the State of Delaware (without regard to principles of conflict of laws).

          SECTION 8.07. Jurisdiction. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated by this Agreement may be brought against any of the parties in any federal court located in the State of Delaware or any Delaware state court, and each of the parties hereto hereby consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and waives any objection to venue laid therein. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the State of Delaware. Without limiting the generality of the foregoing, each party hereto agrees that service of process upon such party at the address referred to in Section 8.01, together with written notice of such service to such party, shall be deemed effective service of process upon such party.

          SECTION 8.08. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

          SECTION 8.09. Interpretation. When a reference is made in this Agreement to a Section or Schedule, such reference shall be to a Section of or a Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation". The phrases "the date of this Agreement", "the date hereof", and terms of similar import, unless the context otherwise requires, shall be deemed to refer to February 6, 1997.

          SECTION 8.10. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Upon such determination that any term, provision, covenant or restriction of this Agreement is invalid, void, unenforceable or against regulatory policy, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

          SECTION 8.11. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Federal court located in the State of Delaware or any Delaware state court, in addition to any other remedy to which they are entitled at law or in equity.

          SECTION 8.12. Joint and Several Liability. CVS and Merger Subsidiary hereby agree that they will be jointly and severally liable for all covenants, agreements, obligations and representations and warranties made by either of them in this Agreement.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.


                                           CVS CORPORATION


                                           By: /s/ Stanley P. Goldstein
                                               ---------------------------
                                               Name:  Stanley P. Goldstein
                                               Title: Chairman and Chief
                                                      Executive Officer


                                            REVCO D.S., INC.


                                            By: /s/ D. Dwayne Hoven
                                               ------------------------------
                                               Name:  D. Dwayne Hoven
                                               Title: Chief Executive Officer


                                            NORTH ACQUISITION CORP.


                                            By: /s/ Thomas M. Ryan
                                               ----------------------------
                                               Name:  Thomas M. Ryan
                                               Title: Vice Chairman and
                                                      Chief Operating Officer